                                                                 REDACTED
                                                             Exhibit 10.306

                             **CONFIDENTIAL TREATMENT
                                    REQUESTED**










                       HCV PROBE LICENSE AND OPTION AGREEMENT

                                      BETWEEN

                                 CHIRON CORPORATION

                                        AND

                                ABBOTT LABORATORIES

                       HCV PROBE LICENSE AND OPTION AGREEMENT
                                 TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
RECITALS                                                                 3

ARTICLE 1: DEFINITIONS                                                   3

ARTICLE 2: LICENSE GRANT                                                13

ARTICLE 3: OPTION GRANTS                                                15

ARTICLE 4: PAYMENTS, ROYALTIES                                          18

ARTICLE 5: RECORDS AND REPORTS                                          19

ARTICLE 6: OTHER ACTIONS                                                21

ARTICLE 7: REPRESENTATIONS AND WARRANTIES                               21

ARTICLE 8: TERM AND TERMINATION                                         23

ARTICLE 9: CONFIDENTIALITY                                              25

ARTICLE 10: INDEMNITY                                                   26

ARTICLE 11: ALTERNATIVE DISPUTE RESOLUTION                              28

ARTICLE 12: MISCELLANEOUS                                               28

ARTICLE 13: FIELD RESTRICTIONS AND OTHER COVENANTS                      31

ARTICLE 14: INFRINGEMENT BY THIRD PARTIES                               33

ARTICLE 15: EUROPEAN COMMUNITY PROVISIONS                               35

ATTACHMENT 1: ALTERNATIVE DISPUTE RESOLUTION

EXHIBIT A: COMPENSATION TO CHIRON

EXHIBIT B: PATENT LIST

EXHIBIT C: EXISTING LICENSES

SCHEDULE 1.1: [CONFIDENTIAL TREATMENT REQUESTED] PATENT LIST

SCHEDULE C-1: REDACTED BAYER CROSS LICENSE

                       HCV PROBE LICENSE AND OPTION AGREEMENT

This agreement (hereinafter "Agreement") is made by and between CHIRON CORPORATION, a Delaware corporation, of 4560 Horton Street, Emeryville, California 94608 (hereinafter referred to as "CHIRON") and ABBOTT
LABORATORIES, an Illinois corporation, of 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (hereinafter referred to as "ABBOTT").

                                      BACKGROUND

WHEREAS, CHIRON currently owns or controls certain patent rights relating to the hepatitis C virus ("HCV"), as defined below.

WHEREAS, ABBOTT wishes to engage in the development and commercialization of assays for the detection of nucleic acid sequences for use in in vitro diagnostics Directed to HCV, as defined below.

WHEREAS, CHIRON is willing to grant licenses to ABBOTT under certain patent rights relating to HCV for use in assays for the detection of nucleic acid sequences for use in in vitro diagnostics (excluding use in Blood Screening, as defined below), all on the terms and conditions set forth herein.

WHEREAS, the parties desire to grant to each other options to acquire patent rights to certain existing and future technology, with CHIRON granting options to ABBOTT in the field of in vitro diagnostics for assays for the detection of nucleic acid sequences and ABBOTT granting options to CHIRON in Blood Screening, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above provisions and the mutual covenants contained herein, CHIRON and ABBOTT hereby agree as follows:


                                     ARTICLE 1
                                    DEFINITIONS

In this Agreement the following words and phrases shall have the following meanings:

     1.1 "ABBOTT HCV Sequence Patent Rights" means any and all Valid Claims (as defined below) of United States and foreign patents and patent applications: (a) which claim an HCV nucleic acid sequence(s) or a method to use (other than in the manufacture of peptides) or detect such sequence(s) specifically; (b) which are owned by, licensed to or otherwise controlled by ABBOTT or its Affiliates (as defined below), with right to license or sublicense; and (c) with respect to which ABBOTT has the right to grant the option provided for in Section 3.4 of this Agreement. Expressly excluded from ABBOTT HCV Sequence Patent Rights are any right to patents or applications directed to [CONFIDENTIAL TREATMENT REQUESTED], including, without limitation, the patents and applications identified on Schedule 1.1.

     1.2 "ABBOTT Non-HCV/HIV Analyte Patent Rights" means any and all Valid Claims of United States and foreign patents and patent applications: (a) which claim any nucleic acid sequence(s), other than HCV or HIV (as defined below); (b) which is a blood borne, infectious disease virus to the extent such Valid Claims cover the detection of any nucleic acid sequences of such infectious disease virus; (c) which are owned by, licensed to or otherwise controlled by ABBOTT or its Affiliates, with right to license or sublicense; and (d) with respect to which ABBOTT has the right to grant the option provided for in Section 3.2 of this Agreement.

     1.3 "ABBOTT Optioned Rights" means ABBOTT HCV Sequence Patent Rights and the ABBOTT Non-HCV/HIV Analyte Patent Rights.

     1.4  "ADR" means Alternative Dispute Resolution in accordance with
Article 11.

     1.5 "Affected Region" has the meaning set forth in paragraph 9 of Exhibit A.

     1.6 "Affiliate" means an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a specified entity. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any entity, means: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities or by contract or otherwise; or
(b) the ownership of at least fifty percent (50%) of the voting securities of that entity. Notwithstanding anything to the contrary contained herein, "Affiliate" shall not include, in the case of CHIRON, Novartis AG or any Affiliate of Novartis AG (other than CHIRON and any of its direct or indirect subsidiaries), unless Novartis shall have acquired direct control of a majority of the Board of Directors of CHIRON.

     1.7 "Aggregated Products" means the number of: (a) Licensed Products (as defined below) and (b) Competitive Products (as defined below) sold in a Region (as defined below) or a country.

     1.8 "Authorized Distributor" means a BONA FIDE, unaffiliated distributor, but excluding any entity which is a Major IVD Manufacturer (as defined below) that is not licensed in the Field (as defined below) under one or more of the Licensed Patents (as defined below) or is affiliated with, or directly or indirectly controlled by, such a Major IVD Manufacturer, except to the extent that such unlicensed Major IVD Manufacturer or its Affiliates distributes Licensed Product for ABBOTT or its Affiliates on a local country basis and in the same manner in which it distributes other diagnostic products for ABBOTT or its Affiliates and ABBOTT and its Affiliates are not otherwise selling Licensed Products in such country.

     1.9 "Average Unit Price" or "AUP" means, with respect to a Calendar Quarter (as defined below), Net Sales (as defined below) of ABBOTT or its Affiliates calculated on a per unit basis and, as applicable, the average unit price of Competitive Products, in a country or Region, on a product-by-product basis, using customary and reasonable methodologies for determining average unit pricing generally consistent with the definition herein of Net Sales, during the preceding two (2) Calendar Quarters.

     1.10 "Bayer" means Bayer A.G, a German corporation, Bayer Corporation, an Indiana corporation, and Affiliates of Bayer A.G or Bayer Corporation. For the avoidance of doubt, Chiron Diagnostics Corporation is an Affiliate of Bayer.

     1.11 "Bayer Cross-License" means the Cross-License Agreement by and between Chiron Diagnostics Corporation and CHIRON dated November 30, 1998, as amended from time to time.

     1.12 "Blood Screening" means the commercial use of products that detect nucleic acid sequences(s) for: (a) the screening of blood, plasma or blood components intended for transfusion or for use in blood products (e.g., without limitation, immunoglobulins); or (b) confirmatory or supplemental testing of the same samples otherwise screened for purposes described in
Section 1.12(a).

     1.13 "Calendar Quarter" means the three (3) month period beginning January 1, April 1, July 1 or October 1. For Net Sales outside the United States, the Calendar Quarter and Calendar Year (as defined below) shall be consistent with ABBOTT financial reporting practices, which currently utilizes a one month lag.

     1.14 "Calendar Year" means January 1 through December 31.

     1.15 "CHIRON Competitive Product" means a Competitive Product manufactured or sold by CHIRON or its Affiliates and that is not effectively burdened by a royalty obligation under any Licensed Patent.

     1.16 "CHIRON Future HCV Sequence Patent Rights" means any and all Valid Claims of United States and foreign patents and patent applications: (a) which are based upon inventions conceived [CONFIDENTIAL TREATMENT REQUESTED] (as defined below); (b) which claim HCV nucleic acid sequence(s) or a method to use (other than in the manufacture of peptides) or detect such sequences specifically; (c) which are owned by, licensed to or otherwise controlled by CHIRON or its Affiliates, with rights to license or sublicense; and (d) with respect to which CHIRON has the right to grant the option provided for in Section 3.3 of this Agreement. For purposes of this Agreement, an invention will be deemed to have been conceived if there is a patent, patent application, written invention disclosure statement or other tangible document (whether or not witnessed) describing such invention.

     1.17 "CHIRON Non-HCV/HIV Analyte Patent Rights" means any and all Valid Claims of U.S. and foreign patents and patent applications: (a) which claim any nucleic acid sequence(s), other than HCV or HIV; (b) which is a blood borne, infectious disease virus to the extent such Valid Claims cover the detection of any nucleic acid sequence(s) of such infectious disease virus;
(c) which are owned by, licensed to or otherwise controlled by CHIRON or its Affiliates, with right to license or sublicense; and (d) with respect to which CHIRON has the right to grant the option provided for in Section 3.1 of this Agreement. The CHIRON Non-HCV/HIV Analyte Patent Rights do not include the CHIRON Non-HCV/HIV Patents (as defined below).

     1.18 "CHIRON Non-HCV/HIV Patents" shall have the meaning provided in
Section 1.11 of the Bayer Cross License, as of the date hereof. For the avoidance of doubt, CHIRON Non-HCV/HIV Patents shall be subject to any CHIRON obligations to Bayer pursuant to the Bayer Cross License, including, without limitation, CHIRON's obligations pursuant to Section 2.2 of the Bayer Cross License.

     1.19 "CHIRON Optioned Rights" means the CHIRON Future HCV Sequence Patent Rights and the CHIRON Non-HCV/HIV Analyte Patent Rights.

     1.20 "Competitive Product" means a Product (as defined below) which is sold in the Field and which competes with a Licensed Product sold by ABBOTT or its Affiliates in a Region or country.

     1.21 "Current Activities of Roche" means commercial activities engaged in by Roche with respect to the detection of nucleic acid sequences of HCV as of the Effective Date.

     1.22 "Directed to HCV" means that the claim or technology in question is directed to methods, compositions, reagents or kits specifically for use in nucleic acid-based diagnostic assays for the detection of HCV nucleic acid sequence(s), or specifically for use in the manufacture of any compositions or reagents for use in, or manufacture of nucleic acid-based diagnostic assays for detection of HCV nucleic acid sequence(s) (excluding, for example, PCR claims and technology and other methods for detection of nucleic acid sequence(s) generally which involve nucleic acid amplification). The terminology "specifically for use" as used in this Section 1.22, is intended to exclude inventions suitable for use with viruses or analytes other than HCV (including by way of example and not by way of limitation, inventions relating to PCR, or assay formats, improved expression systems, detectable labels, instrumentation, packaging and the like), which shall not be considered "specifically for use" in HCV detection as contemplated by this Section 1.22 and shall therefore not be considered as "Directed to HCV" hereunder.

     1.23 "Earned Royalty" shall have the meaning specified in paragraph 2 of Exhibit A.

     1.24 "Effective Date" means the date of full execution of this Agreement.

     1.25 "End User" means a person or entity who is a final purchaser of a Product, and whose use of a Product results in the Product's consumption, destruction or loss of activity.

     1.26 "Eligible Third Party License" means a license agreement in the Field entered into by CHIRON or Bayer or their respective Affiliates with a Licensed Third Party (as defined below) after the Effective Date and includes any material amendment made after the Effective Date to a license existing on the Effective Date, other than the Bayer Cross License, which: (a) grants such Licensed Third Party the license under one or more of the Licensed Patents to make, have made, use, import, offer for sale or sell Product which ABBOTT is licensed to make, have made, use, import, offer for sale or sell under this Agreement; and (b) imposes payment obligations which would have the effect of providing more favorable license payment terms to such Licensed Third Party than the terms to ABBOTT under this Agreement, or would otherwise give rise to an adjustment pursuant to Section 6(b) of Exhibit A.

     1.27 "Field" means the commercial use of human IN VITRO diagnostic products that detect nucleic acid sequences of HCV. Expressly excluded from the Field are: (a) products in Blood Screening; (b) products for screening or testing of samples containing pooled specimens from more than one individual; and (c) products specifically labeled or promoted for use in the Transplantation Field (as defined below).

     1.28 "First Commercial Sale Date" means the date of the first commercial sale of a Licensed Product by ABBOTT or its Affiliates to an unaffiliated third party anywhere in the world.

     1.29 "Foundational Patents" means the Licensed Patents identified in Exhibit B which are stated therein to be Foundational Patents.

     1.30 "HCV" means any viral isolate of the hepatitis C virus described in the Licensed Patents or classified as HCV by the International Committee on the Taxonomy of Viruses (or any body that replaces such Committee) or any subtype of such isolate and further includes any isolate that is at least forty percent (40%) homologous to any such isolate and of the same genomic type and substantially the same genomic organization, any isolate that has a genome that either hybridizes to or is substantially identical to any such isolate or its compliment, and any defective or modified form of any of the above isolates.

     1.31 "HCV Qualitative Assay," means a Product which: (a) is an assay;
(b) detects or measures the presence of HCV in an analyzed sample; (c) does not determine the quantity of HCV in the analyzed sample; and (d) is not by itself, through a single use, capable of being used as an HCV Genotyping Assay or an HCV Resistance Assay (as each is defined below).

     1.32 "HCV Quantitative Assay," means a Product which: (a) is an assay;
(b) measures the presence of HCV in an analyzed sample; (c) does determine the quantity of HCV in the analyzed sample; and (d) is not by itself, through a single use, capable of being used as an HCV Genotyping Assay or an HCV Resistance Assay.

     1.33 "HCV Genotyping Assay" means a Product which is an assay or method (e.g., sequencing) that is labeled or promoted as being useful through a single use to determine and differentiate between two (2) or more families (e.g., genotype 1, genotype 2, etc.) of an HCV virus that are present in an analyzed sample.

     1.34 "HCV Resistance Assay" means a Product which is an assay or method (e.g., sequencing) that is labeled or promoted as being useful to detect through a single use the specific drug resistance mutation(s) present in the HCV virus in an analyzed sample.

     1.35 "HIV" means any viral isolate of the human immunodeficiency virus classified as HIV by the International Committee on the Taxonomy of Viruses (or any body that replaces such committee) and any subtype of such isolate.

     1.36 "Infringing Third Party Sales" means sales of Products: (a) which infringe one or more of the Licensed Patents; or (b) as to which a license under one or more of the Licensed Patents has been granted, but as to which the licensee is not paying royalties thereunder.

     1.37 "Independent Auditor" means an auditor who is: (a) from an internationally recognized auditing firm having no other substantial and continuing engagement with either party or its Affiliates; (b) reasonably acceptable to each party; and (c) experienced and qualified to perform analyses required hereunder, including analyses of market share and average unit pricing of products.

     1.38 "Licensed Patents" means: (a) the patents and applications identified in Exhibit B and any continuation, continuation-in-part and divisional applications therefrom; (b) any reissued or reexamined patents obtained from such patents and applications; (c) all foreign counterparts of such patents and applications; and (d) all future patents and applications which are based on inventions conceived by CHIRON or its affiliates on or before the Effective Date, to the extent the items described in clauses (a) through (d) of this Section 1.38 contain a Valid Claim Directed to HCV which covers the manufacture, use, sale, offer for sale or importation of a product.

     1.39 "Licensed Product" means a Product which is manufactured, used, offered for sale, imported or sold under circumstances which would, in the absence of the licenses granted under Section 2.1, constitute an infringement of a Valid Claim of the Licensed Patents.

     1.40 "Licensed Third Party" means an unaffiliated third party to whom CHIRON or Bayer or their respective Affiliates grants a license or a covenant not to sue after the Effective Date, under which license or covenant not to sue such third party is allowed to make, have made, use, import, offer for sale or sell any Product, directly or indirectly, under one or more of the Licensed Patents. Expressly excluded from Licensed Third Party are: (a) any affiliate of CHIRON; (b) Bayer or any of its Affiliates (to the extent operating under the Bayer Cross License); or (c) any entity which receives a judicially, or other governmental agency, imposed license or freedom from suit under any one or more of the licensed patents and does not otherwise have a Voluntary License (as defined below).

     1.41 "Major IVD Manufacturer" means a commercial entity (and its Affiliates) that manufactures, sells and engages in other commercial activities with respect to in-vitro diagnostic products, and has a significant marketing presence in one or more regions. Major IVD Manufacturers include ABBOTT, Bayer, Johnson & Johnson, Roche, Pasteur, Sanofi, Dade Behring, Organon Teknika, Becton Dickinson, bioMerieux, BioRad, Fujirebio and Beckman Coulter and each of their successors and assigns and any other entity which commands in the future at least an equivalent presence as measured by total product sales as do any of the foregoing entities as of the Effective Date in such Region.

     1.42 "Minimum Royalty" shall have the meaning specified in paragraph 3 of Exhibit A.

     1.43 "Net Sales" means the amount billed or invoiced for Licensed Products sold by ABBOTT or its Affiliates, less:

     (a)  Discounts actually allowed and taken;

     (b)  Amounts repaid or credited by reason of rejection or return;

     (c) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, transportation or insurance charges;

     (d) The reasonable value of the instrument, instrument financing, consumables other than the products in question and service components of an operating or capital lease for instrumentation on which the Licensed Products are used, for which the charges are included in the price of the Licensed Products purchased by the lessee, provided that the methods for determining such values shall be proposed by ABBOTT and subject to CHIRON's written consent, not to be unreasonably withheld;

     (e) Charges for freight, handling and transportation paid by the selling entity; and

     (f) Sales, use and value-added taxes and other similar taxes incurred and separately stated on invoices.

          (1) Net Sales shall include all sales to non-Affiliate third parties, including sales to Authorized Distributors in countries where, due to regulatory constraints and/or market practice, substantially all sales of the relevant Licensed Product and Competitive Products are made through distributors, provided that ABBOTT shall use reasonable efforts in connection with sales to such Authorized Distributors to comply with clause (A) immediately below. With respect to sales to all other Authorized Distributors, if Net Sales are based on the transfer price to the Authorized Distributor rather than End User sales, either: (A) Net Sales on which royalties shall be calculated shall be deemed to be not less than the higher of the average selling price for the applicable Product in the United States or the European Union; or (B) the parties shall adopt another mechanism for preserving for CHIRON the same economics as if such sales had been made by ABBOTT or its Affiliate rather than the Authorized Distributor. Any such mechanism shall be proposed by ABBOTT and shall be subject to CHIRON's written consent, which shall not be unreasonably withheld. CHIRON shall not withhold its consent to a proposal by ABBOTT to calculate Net Sales at [CONFIDENTIAL TREATMENT REQUESTED] of the transfer price to an Authorized Distributor or such lesser percentage as reflects reasonably the distributor mark-ups prevailing generally in the relevant country.

          (2) For clarity of understanding, Net Sales shall not include any Licensed Product furnished to third parties for which no payment is received, such as, experimental, test market, promotional or other free goods. On the other hand, Net Sales shall include any Licensed Product furnished in return for payment, whether or not such Licensed Product is for commercial, research or other use. For clarity of understanding, Minimum Royalties shall apply to each Unit of Licensed Product Shipped to a customer for any purpose, except for Units

Shipped to third parties at no charge for: (A) use in ABBOTT's preclinical or clinical trials; (B) testing, quality control or evaluation purposes; or (C) replacement of rejected or defective goods. Without limiting the foregoing, Licensed Products furnished to third parties at price discounts, including, without limitation, free goods furnished as part of sales promotions, shall be subject to Minimum Royalties.

          (3) A sale shall be deemed to have been made and Earned Royalties or Minimum Royalties incurred, (except as specifically set forth in this Section 1.43(3) when the Licensed Product is consumed, invoiced or shipped by ABBOTT or its Affiliates to a non-Affiliate third party ("Shipped"); provided that where an invoice is issued, the obligations to pay Earned Royalties and Minimum Royalties hereunder shall arise on the invoice date. Sales to or between Affiliates shall not be included in Net Sales or Minimum Royalties until ABBOTT or its Affiliate consumes the Licensed Product in providing a commercial service for a non-Affiliate third party or Ships the Licensed Product to a non-Affiliate third party.

          (4) In the event that Licensed Product subject to royalties hereunder is sold in combination with another product or active component, other than instrumentation covered under clause (d) above, for a single price (a "Combination Product"), Net Sales from sales of a Combination Product, for purposes of calculating royalties due under this Agreement, shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where A is the AUP in the country of sale, during the applicable reporting period, of the Licensed Product subject to royalties hereunder if sold separately in the country of sale, and B is the AUP in the country of sale, during the applicable reporting period, of the other product(s) or component(s) sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such Combination Products, shall be a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the Licensed Product subject to royalties hereunder to the price of the Combination Product. Such apportionment shall be determined by ABBOTT based upon its past practice and experience, and shall be subject to CHIRON's written consent, which shall not be unreasonably withheld.

          (5) In the event that ABBOTT or its Affiliates perform assays for commercial purposes utilizing Licensed Products, Net Sales means the invoiced amount for the patient result provided as a result of performance of such assays, less a reasonable deduction for the value of the services and or other products provided therewith, less the applicable deductions pursuant to this Section 1.43. The allocation of value to services or other products provided shall be determined by ABBOTT based upon its past practice and experience, and shall be subject to CHIRON's written consent, which shall not be unreasonably withheld.

     1.44 "Non-HCV Field" means the commercial use of human IN VITRO diagnostic products that detect nucleic acid sequences of viruses other than HCV. Expressly excluded from the Non-HCV Field are: (a) products in Blood Screening; (b) products for screening or testing of samples containing pooled specimens from more than one individual; and (c) products specifically labeled or promoted for use in the Transplantation Field.

     1.45 "Product(s)" means reagents, compositions or kits suitable for use in the Field.

     1.46 "Region" shall have the meaning provided in Section 2.1.3 (b)(i) of the Bayer Cross License as amended from time to time, with ABBOTT's consent not to be unreasonably withheld. At the Effective Date, "Region" means one of the four (4) following regions:

     Region I:      North America (United States and possessions, Puerto Rico,
                    Canada and Mexico);
     Region II:     European Union;
     Region III:    Japan; or
     Region IV:     All other countries of the world.

     1.47 [CONFIDENTIAL TREATMENT REQUESTED].

     1.48 [CONFIDENTIAL TREATMENT REQUESTED].

     1.49 "Shipped" has the meaning set forth in Section 1.43(3).

     1.50 "Transplantation Field" means the commercial use of products that detect nucleic acid sequences for the screening of any biological materials intended for transfusion or transplantation, in each case from any donor, including autologous donors, other than the transfusion or transplantation of blood or its derivatives, components or replacements.

     1.51 "Unit" means the number of individual patient results generated by the use of a Licensed Product, such that the number of Units contained in such Licensed Product equals the number of patient results which are obtained through use of such Licensed Product, as determined in a manner to be proposed by ABBOTT, and subject to CHIRON's written consent, which shall not be unreasonably withheld. If future Licensed Products are developed by ABBOTT or its Affiliates that do not contain reagents or other single-use consumable materials, ABBOTT shall propose a method for calculating the number of Units that may be generated by the use of such Licensed Product to CHIRON in writing for CHIRON's approval, which shall not be unreasonably withheld.

     1.52 "Valid Claim" means a claim in any issued, active, unexpired patent which has not been withdrawn, cancelled, lapsed or disclaimed, or held unpatentable, invalid or generally unenforceable by a non-appealed or nonappealable final decision by a court or other appropriate body of competent jurisdiction. The scope of a Valid Claim shall be limited to its terms as defined by any such court or decision-making body of competent jurisdiction in a non-appealable or non-appealed final decision.

     1.53 "Voluntary License" means a license or covenant not to sue granted by contract under any one or more of the Licensed Patents to make, use, offer for sale, import or sell Products in the Field, except to the extent granted by compulsion of law, such as a compulsory license, whether by court order or action of other governmental authority.

                                     ARTICLE 2
                                   LICENSE GRANT

     2.1 Subject to the terms and conditions of this Agreement, CHIRON hereby grants to ABBOTT and its Affiliates, so long as they remain Affiliates of ABBOTT, a worldwide, semi-exclusive license, without the right to sublicense, under Licensed Patents to research, develop, make, have made, import, use, offer for sale and sell Licensed Products. CHIRON covenants not to sue any End User of a Licensed Product (with respect to which ABBOTT has performed all of its material obligations under this Agreement) to the extent of activities in the Field or otherwise permitted under this Agreement. Conversely, subject to Section 13.1, no immunity from suit shall apply to End User activities in Blood Screening or otherwise outside of the Field. The license granted hereunder shall be semi-exclusive to ABBOTT and its Affiliates. Semi-exclusive means that, in addition to licenses to third parties under existing agreements referenced in Exhibit C including, without limitation, the [CONFIDENTIAL TREATMENT REQUESTED], and licenses that may be granted by such licensees, including licenses that may be granted by [CONFIDENTIAL TREATMENT REQUESTED], CHIRON retains the right to practice under the Licensed Patents and/or to grant additional licenses under one or more of the Licensed Patents in the Field as follows:

     (a) CHIRON may grant up to [CONFIDENTIAL TREATMENT REQUESTED] in the Field, if CHIRON is not engaged in the sale of Products;

     (b)  If CHIRON has not granted [CONFIDENTIAL TREATMENT REQUESTED] under
     Section 2.1(a) and CHIRON is not then engaged in the sale of Products, CHIRON shall have the right, in its sole discretion, in lieu of such worldwide license, to grant [CONFIDENTIAL TREATMENT REQUESTED] under the Licensed Patents in the Field in each Region;

     (c) If CHIRON chooses to engage in the sale of Products, such activities shall replace the [CONFIDENTIAL TREATMENT REQUESTED] CHIRON is permitted to grant under Section 2.1(a) if CHIRON's sales are worldwide; or, if CHIRON's sales are regional, such activities shall replace the [CONFIDENTIAL TREATMENT REQUESTED] CHIRON is permitted to grant under Section 2.1(b) in each Region in which CHIRON sells such Products;

     (d) Licenses granted under Section 2.1(a) or 2.1(b) shall not include the right to grant sublicenses, except to Affiliates for so long as they remain Affiliates of the licensee, and shall contain provisions no less restrictive than those set forth in Sections 13.1 and 13.2;

     (e) In the event that a license granted by CHIRON pursuant to Section 2.1(a) or (b) is terminated, CHIRON shall have the right to replace such license with a new license, consistent with the limitations required hereby and the scope, field and territory of the license that is replaced. Notwithstanding anything herein to the contrary, the [CONFIDENTIAL TREATMENT REQUESTED], if terminated, could be replaced by a new license to a new licensee and containing terms determined by CHIRON in its discretion without any restrictions imposed by this Agreement other than paragraph 5 of Exhibit A. Conversely, if the replacement license for a license granted pursuant to Section 2.1(a) or (b) is other than to [CONFIDENTIAL TREATMENT REQUESTED], other restrictions, including paragraph 6 of Exhibit A, shall apply;

     (f) Following the last to expire of the Foundational Patents, the license hereunder shall be nonexclusive; and

     (g) Notwithstanding this Section 2.1, CHIRON retains the nonexclusive right under the Licensed Patents to conduct research in any field, including to develop Products, and all rights outside of the Field and the Transplantation Field, including the nonexclusive right to practice and to grant licenses under the Licensed Patents to make, have made, use, import, offer for sale and sell any products in the Transplantation Field.


     2.2 EXCLUSION FROM LICENSE. ABBOTT acknowledges that neither ABBOTT nor its Affiliates are licensed under this Agreement to perform research or to develop any product other than a Licensed Product or any other product licensed to ABBOTT by CHIRON.

     2.3 TRANSPLANTATION FIELD. Subject to the terms and conditions of this Agreement, CHIRON hereby grants to ABBOTT and its Affiliates, so long as they remain Affiliates of ABBOTT, a worldwide, nonexclusive license, without the right to sublicense, under Licensed Patents to research, develop, make, have made, import, use, offer for sale and sell reagents, compositions or kits for use in the Transplantation Field, which reagents, compositions or kits are manufactured, used, offered for sale or sold under circumstances which would, in the absence of the license granted under this Section 2.3, constitute an infringement of a Valid Claim of the Licensed Patents. CHIRON covenants not to sue any End User of such reagents, compositions or kits (with respect to which ABBOTT has performed all of its material obligations under this Agreement) to the extent of activities in the Transplantation Field or as otherwise permitted under this Agreement. Conversely, no immunity from suit under this Section 2.3 shall apply to End User activities in Blood Screening or otherwise outside of the Transplantation Field. The license granted under this Section 2.3, and the products which are the subject of this license, shall be subject to all of the terms and conditions of this Agreement, in the same manner as if such products were Licensed Products, except that Sections 2.1, 7.3, 13.3 and 14.2 shall not apply and paragraphs 5, 6(b), 8 and 9 of Exhibit A shall apply to provide ABBOTT the same adjustments as are then applicable to Licensed Products; provided that products in the Transplantation Field will not be used as the basis for any adjustments under such paragraphs.


                                     ARTICLE 3
                                   OPTION GRANTS

     3.1 CHIRON NON-HCV/HIV ANALYTE PATENT RIGHTS. Subject to the terms and conditions of this Agreement, CHIRON grants to ABBOTT a nonexclusive option, exercisable only on an analyte-by-analyte basis, to obtain one or more nonexclusive, worldwide licenses, or sublicenses, as the case may be, on commercially reasonable terms, with right to sublicense ABBOTT Affiliates only, under the CHIRON Non-HCV/HIV Analyte Patent Rights, to make, have made, use, import, offer for sale and sell products in the Non-HCV Field and/or the Transplantation Field.

     3.2 ABBOTT NON-HCV/HIV ANALYTE PATENT RIGHTS. Subject to the terms and conditions of this Agreement, ABBOTT grants to CHIRON a nonexclusive option, exercisable only on an analyte-by-analyte basis, to obtain one or more nonexclusive, worldwide licenses, or sublicenses, as the case may be, on commercially reasonable terms, with right to sublicense CHIRON Affiliates only, under the ABBOTT Non-HCV/HIV Analyte Patent Rights, to make, have made, use, import, offer for sale and sell products in Blood Screening and/or the Transplantation Field.

     3.3 CHIRON FUTURE HCV SEQUENCE PATENT RIGHTS. Subject to the terms and conditions of this Agreement, CHIRON grants to ABBOTT a nonexclusive option to obtain one or more nonexclusive, worldwide licenses, or sublicenses, as the case may be, with right to sublicense to ABBOTT Affiliates only, under the CHIRON Future HCV Sequence Patent Rights, to make, have made, use, import, offer for sale and sell Products and/or products in the Field and the Transplantation Field. Such license or sublicense shall be on commercially reasonable terms. [CONFIDENTIAL TREATMENT REQUESTED].

     3.4 ABBOTT HCV SEQUENCE PATENT RIGHTS. Subject to the terms and conditions of this Agreement, ABBOTT grants to CHIRON a nonexclusive option to obtain one or more nonexclusive, worldwide licenses, or sublicenses, as the case may be, with right to sublicense, under the ABBOTT HCV Sequence Patent Rights, to make, have made, use, import, offer for sale and sell products in Blood Screening and/or the Transplantation Field.
[CONFIDENTIAL TREATMENT REQUESTED].

     3.5 OPTION TERMS. As to any Valid Claim(s) included within CHIRON Optioned Rights or ABBOTT Optioned Rights, the options set forth in Sections
3.1 to 3.4 may be exercised at any time after the Effective Date during the life of such patent(s), by written notice from the option grantee to the option grantor identifying the patent(s) under which the grantee wishes to obtain a license; provided, however, that the option with respect to any patent or application (and the patents resulting therefrom) shall terminate if the option grantee challenges the validity or enforceability of any claim of such patent or application to the extent that such claim recites activity covered by the option. [CONFIDENTIAL TREATMENT REQUESTED] of the option grantor's receipt of such notice, the grantor and the grantee shall exert reasonable best efforts to negotiate a mutually acceptable license agreement granting the optioned patent rights in question from the option grantor to the option grantee. The terms of such license agreement will be subject to the following:

     (a) [CONFIDENTIAL TREATMENT REQUESTED]. If the parties cannot agree upon royalty, or any other commercial term, they will proceed to ADR in accordance with Article 11 of this Agreement to determine the terms that are to be commercially reasonable. As to each patent licensed, royalties will be due for the life of the patent on a country-by-country basis;

     (b)  Net sales will be defined in substantially the same manner as in
     Section 1.43 of this Agreement;

     (c) A "Most Favored Licensee" clause shall be provided as to future granted licenses and, to the extent practical, parity as to the essential economic terms with previously granted licenses;

     (d) The licensor will be able to terminate the agreement only for any material breach of the agreement, subject to notification, reasonable opportunity to cure, and alternative dispute resolution, or for the licensee's challenge to the validity or enforceability of any patent claims licensed under this Article 3;

     (e) The licensee will be able to terminate the license agreement at any time by giving the licensor prior written notice;

     (f) The licensee will not have any right of enforcement, and will not receive from the licensor any warranty of validity or noninfringement; provided, however, the licensor shall disclose to the licensee prior to entering into such license, any knowledge it has of any pending or written threatened claim that is material to any challenge of validity or enforceability, except to the extent that such disclosure is subject to an obligation of confidentiality, protective order or legal privilege; and

     (g) To the extent applicable, and excluding royalty terms, the remaining terms of the license agreement will be modeled substantially after the terms and conditions of this Agreement.

     3.6 NEED FOR OPTION. CHIRON may, at any time hereunder, provide written notification to ABBOTT that certain products being sold by ABBOTT are believed by CHIRON to be covered by one or more Valid Claims of a patent included within CHIRON Optioned Rights not licensed to ABBOTT. In the event ABBOTT does not, within [CONFIDENTIAL TREATMENT REQUESTED] of receipt of such notification, exercise the relevant option provided for under this Article 3 to obtain a license under such CHIRON Optioned Right, then CHIRON and ABBOTT shall promptly thereafter confer in good faith to discuss their respective positions concerning whether such products being sold by ABBOTT are covered by a Valid Claim of the patent in question. If within [CONFIDENTIAL TREATMENT REQUESTED] following the above-mentioned notification, the parties are unable to agree as to whether such Products being sold by ABBOTT are covered by a Valid Claim of the patent in question, the parties shall then promptly submit such disagreement to ADR in accordance with Article 11. The ADR will address infringement, enforceability and validity, unless the parties otherwise mutually agree. This Section 3.6 shall apply in a reciprocal fashion in the event ABBOTT provides written notification to CHIRON that certain products being sold by CHIRON or its Affiliates are believed by ABBOTT to be covered by a Valid Claim of a patent included within ABBOTT Optioned Rights.

     3.7 OPTION EXERCISE. Neither ABBOTT nor CHIRON shall enter into any agreement after the Effective Date extending any rights to third parties under ABBOTT Optioned Rights or CHIRON Optioned Rights, respectively, which would preclude the parties from fulfilling the respective option grants set forth in Sections 3.1 to 3.4, or which would otherwise conflict or be inconsistent with the obligations set forth herein, including said option grants, without first providing [CONFIDENTIAL TREATMENT REQUESTED] prior written notice to the other party of such intention. The option grantee shall have the [CONFIDENTIAL

TREATMENT REQUESTED] period in which to review its option. If the option grantee fails to exercise the option in a timely manner, the option grantor shall be entitled to enter into a commercial arrangement regarding the subject matter of the option without regard to this Section 3.7.

     3.8 EFFECT ON OPTION BY TERMINATION. Termination of this Agreement pursuant to Article 8 shall terminate the provisions of this Article 3; provided, however, that if at the time of such termination or, if prior notification is required under Section 8.3, then if immediately prior to delivery of such notification: (a) a license agreement pursuant to this
Article 3 is in effect, such license shall survive such termination under
Article 8 and shall remain in effect in accordance with its terms; or (b) a party has properly exercised an option pursuant to this Article 3 and is proceeding in good faith to negotiate a license agreement thereunder, the parties shall complete such negotiations in good faith.

     3.9 THIRD PARTY PATENTS. Each party shall use reasonable commercial efforts to acquire the right to grant the options provided in this Article 3 when it acquires rights under patents of third parties.

                                     ARTICLE 4
                                PAYMENTS, ROYALTIES

     With respect both to Licensed Products sold or Shipped, ABBOTT shall make payments to CHIRON as set forth in Exhibit A. Exhibit A also sets forth the manner in which such payment to CHIRON may be adjusted.

                                     ARTICLE 5
                                RECORDS AND REPORTS

     5.1 SALE PRIOR TO THE EFFECTIVE DATE. ABBOTT hereby represents and warrants to CHIRON that there have been no Products Shipped by ABBOTT or its Affiliates prior to the Effective Date that would have given rise to a royalty obligation under this Agreement had it then been in effect.

     5.2 NET SALES REPORT. ABBOTT shall, within sixty (60) days after the first day of each Calendar Quarter after the Effective Date deliver to CHIRON a true and accurate report which shall state the amount of monies due hereunder, if any, as Earned Royalties and Minimum Royalties, and shall include all information reasonably necessary to calculate such amount, including, but not limited to, the following information, presented by country and Region and by product and Product Category (as defined in paragraph 3 of Exhibit A):

     (a) the amount of Net Sales, expressed in United States Dollars (with applicable exchange rates to the extent specifically requested in writing by CHIRON), and the applicable Earned Royalty rate or rates, and all credits and adjustments thereto;

     (b) the number of Units Shipped and the applicable Minimum Royalty amount or amounts, and adjustments to Units Shipped (returns, replacements, etc.); and

     (c) a statement of the basis for any deviation from the Earned Royalty rates and Minimum Royalty amounts as expressed in paragraphs 2 and 3 of Exhibit A, including the calculation of adjustments pursuant to paragraphs 7, 8 or 9 of Exhibit A.

     5.3  PAYMENT DATES. Not later than the date each report required under
Section 5.2 is due, ABBOTT shall pay to CHIRON the royalty due under this Agreement for the period covered by such report. If no royalties are due, ABBOTT shall so report, stating the reasons why no such royalty is due.

     5.4 PAYMENT PROCEDURES. ABBOTT shall pay royalties and all other payments due hereunder to CHIRON in immediately available funds on the due date by wire transfer to:

     Bank of America- San Francisco
     San Francisco, California
     Account Name: Chiron Corporation
     Account Number: [CONFIDENTIAL TREATMENT REQUESTED]
     ABA #: [CONFIDENTIAL TREATMENT REQUESTED]
     Reference: Abbott HCV Probe License Agreement

or at such place and in such other manner as CHIRON may designate in a notice signed by CHIRON's Treasurer or Controller to ABBOTT.

     5.5 TAXES ON ROYALTIES. ABBOTT shall deduct from amounts payable hereunder all taxes assessed or imposed against, or required to be withheld from, royalty payments due and shall pay such amount to the appropriate fiscal or tax authorities on behalf of CHIRON. ABBOTT shall forward promptly to CHIRON all tax receipts received by ABBOTT evidencing payment of such taxes.

     5.6 AUDIT. ABBOTT shall keep reasonably detailed and accurate records and books of account to enable a determination of the amounts payable by ABBOTT and its Affiliates to CHIRON hereunder. Upon thirty (30) days written notice by CHIRON, and not more frequently than once per Calendar Year, CHIRON may have such records and books of account examined during reasonable business hours by a mutually acceptable independent certified public accountant selected by CHIRON and at CHIRON's expense, whose acceptance shall not unreasonably be withheld by ABBOTT, for the purpose of verifying the reports provided for in Section 5.2; provided that such independent accountant agrees to provide CHIRON only the information necessary to verify the calculation of amounts due hereunder. A copy of any final written report provided by the independent accountant to CHIRON shall be given concurrently to ABBOTT. Such examination shall not be permitted unless it is requested within three (3) years following the end of the Calendar Year to which the books and records pertain. Where such examination results in a finding that ABBOTT underpaid CHIRON by more than [CONFIDENTIAL TREATMENT REQUESTED] over the period audited, ABBOTT shall reimburse CHIRON for its reasonable costs and expenses in conducting such examination. ABBOTT and CHIRON shall promptly rectify any overpayments or underpayments by repaying such amounts together with interest thereon at an annual rate equal to the lesser of: (a) [CONFIDENTIAL TREATMENT REQUESTED] as published in the Wall Street Journal; or (b) the maximum rates permitted by applicable law, from the time such payment was originally due to the time it is paid.

     5.7 CONFIDENTIALITY OF AUDIT. CHIRON agrees that all audited information shall be confidential to ABBOTT and its Affiliates, and that any person or entity conducting an audit on behalf of CHIRON pursuant to Section
5.6 shall be required to protect the confidentiality of such information.

     5.8 PAYMENT IN UNITED STATES CURRENCY. All payments shall be made in United States Dollars and shall be made on the dates set forth herein. The Net Sales amount calculated hereunder for sales in countries other than the United States shall be converted into equivalent United States Dollars in accordance with the methods used for internal financial reporting purposes within ABBOTT.

     5.9 LATE PAYMENT FEE. Any payment, including, without limitation, royalty payments, made by ABBOTT hereunder after the date such payment is due, as set forth in this Article 5 hereof, shall bear interest at the lesser of: (a) [CONFIDENTIAL TREATMENT REQUESTED] as published in the Wall Street Journal; or (b) the maximum rate permitted by applicable law.


                                     ARTICLE 6
                                   OTHER ACTIONS

     Immediately upon the Effective Date, or as soon as possible thereafter, ABBOTT shall discontinue any opposition or challenge to the Licensed Patents, to the extent that such challenge or opposition is directed against claims that recite activity that is licensed to ABBOTT hereunder. In the event ABBOTT challenges the validity or enforceability of any such claims within Licensed Patents, or supports the challenge by a third party to the validity or enforceability of any such claims within Licensed Patents (except to the extent required by law or compulsory judicial process), the provisions of
Section 8.3(b) shall apply.

                                     ARTICLE 7
                           REPRESENTATIONS AND WARRANTIES

     7.1 CORPORATE AUTHORITY. Each party represents and warrants to the other party that it has the necessary corporate authority to enter into this Agreement.

     7.2 RIGHT TO GRANT. CHIRON represents and warrants to ABBOTT that CHIRON has the right to grant the license granted to ABBOTT in Article 2 hereof and that CHIRON is the sole owner of the Licensed Patents, subject to licenses existing as of the Effective Date and listed in Exhibit C and issues raised in the [CONFIDENTIAL TREATMENT REQUESTED]. CHIRON represents and warrants to ABBOTT that, to the best of its knowledge, neither CHIRON nor any of its Affiliates have transferred to [CONFIDENTIAL TREATMENT REQUESTED] or any if its Affiliates (a) before December 1, 1998, title to any patent or patent application Directed to HCV in the Field existing on that date; or (b) on or after that date, title to any patent, patent application or invention Directed to HCV in the Field.

     7.3  CURRENT LICENSES.  CHIRON represents and warrants to ABBOTT that:
(a) as of the Effective Date the entities set forth in Exhibit C are the only parties to which it has granted any licensed rights or other grants or immunities to one or more of the Licensed Patents in the Field; (b) Exhibit C contains a complete and accurate description of the effective scope, field and territory of such grant as of the Effective Date; and (c) the copy of the Bayer Cross License, as disclosed to ABBOTT and attached hereto in Schedule C-1, contains all of the terms of Bayer's rights under the Licensed Patents. CHIRON also represents and warrants that [CONFIDENTIAL TREATMENT REQUESTED] except as disclosed in Exhibit C. Any grant of material additional rights in the Field to [CONFIDENTIAL TREATMENT REQUESTED] under the Licensed Patents would cause [CONFIDENTIAL TREATMENT REQUESTED] to become a Licensed Third Party with respect to such additional rights.

     7.4 COMPLETE PATENT LIST. CHIRON represents and warrants to ABBOTT that, to the best of its knowledge and belief, Exhibit B contains a complete list, as of the Effective Date, of all patents and patent applications owned by, licensed to, or otherwise controlled by CHIRON or its Affiliates containing claims Directed to HCV in the Field. To the extent that any other patent or patent application owned by, licensed to or otherwise controlled by CHIRON or its Affiliates and filed on or before the Effective Date contains a claim Directed to HCV in the Field, such patent or patent application shall be automatically added to the Licensed Patents. Upon ABBOTT's written request, not more frequently than annually, CHIRON shall provide ABBOTT with an updated Exhibit B and a report of the prosecution status of applications within Licensed Patents.

     7.5 EXCLUSIONS. Nothing contained in this Agreement shall be construed as:

     (a) A representation or warranty by any party hereto as to the validity of any patent rights which are the subject of this Agreement;

     (b) A representation or warranty that anything made, used, imported, offered for sale, sold or otherwise disposed of under any of the patent rights which are the subject of this Agreement is or will be free from infringement of patents of third parties;

     (c) An obligation to bring or prosecute actions or suits against third parties for infringement of any patent rights which are the subject of this Agreement;

     (d) A grant of any right to bring or prosecute actions or suits against third parties for infringement of any patent rights which are the subject of this Agreement; or

     (e) A grant, by implication, estoppel or otherwise, of any license, option, covenant or right other than those which are expressly stated herein, including without limitation (i) any license under any patent or patent application (or claim thereof) not within the Licensed Patents, or
     (ii) any covenant by CHIRON not to sue under any such patent or patent application (or claim thereof).

     7.6 FURTHER ABBOTT ASSURANCE. ABBOTT acknowledges that the inclusion of ABBOTT Affiliates within the license grant pursuant to Section 2.1 is intended to enable ABBOTT to utilize the manufacturing and sales capabilities of its Affiliates in connection with the manufacture and sale of Licensed Products in a manner substantially similar to the involvement of such Affiliates in the manufacture and sale of ABBOTT's products generally.
ABBOTT shall not, directly or indirectly, take any action having or intended to have the effect of sublicensing ABBOTT's rights under any of the Licensed Patents, other than to a BONA FIDE Affiliate, including, without limitation, by creating Affiliates specifically in connection with Licensed Products, or through other third party arrangements such as joint ventures, collaborations, or distribution arrangements with distributors. ABBOTT and its Affiliates are licensed hereunder to sell and distribute Licensed Products only under the label, name and trademark rights owned by, licensed to or otherwise controlled by ABBOTT or its Affiliates, and only through the sales force of ABBOTT or its Affiliates, or through Authorized Distributors. ABBOTT and its Affiliates are not licensed to perform OEM manufacturing of Licensed Products for a third party other than an Authorized Distributor; to supply Licensed Products for resale to any third party other than an Authorized Distributor; to permit any Authorized Distributor or other third party to sell any Licensed Products under another third party label, name or trademark or to permit any Authorized Distributor or other third party to sell any Licensed Products under the Authorized Distributor's or any third party's own label, name or trademark for use on an instrument bearing the label name or trademark of a party other than ABBOTT or its Affiliates; provided, however, that nothing in this Section 7.6 shall be construed to limit the rights of ABBOTT or its Affiliates to engage in activities with such third parties, to the extent such third parties have obtained rights under the Licensed Patents permitting such activities.

     7.7 LIMITATION OF WARRANTY. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                     ARTICLE 8
                                TERM AND TERMINATION

     8.1 TERM. This Agreement shall be in effect from the Effective Date until the last to expire of the Licensed Patents (the "Term"), unless earlier terminated pursuant to Sections 8.2 and 8.3 below.

     8.2 VOLUNTARY TERMINATION BY ABBOTT. ABBOTT shall have the right to voluntarily terminate all, but not less than all, licenses granted to ABBOTT and its Affiliates under this Agreement on a country-by-country basis, during the Term, on not less than six (6) months prior written notice to CHIRON. For avoidance of doubt, the termination provision in paragraph 1(b) of Exhibit A shall not be subject to the prior notice requirement set forth in this
Section 8.2. Subject to Section 3.8, no such termination shall affect any rights or licenses granted to CHIRON or its Affiliates hereunder.

     8.3 TERMINATION BY CHIRON. CHIRON may terminate this Agreement only upon any of the following grounds:

     (a) ABBOTT's or its Affiliates' material breach of this Agreement, including, without limitation, a breach resulting from ABBOTT's or its Affiliates' failure to pay any sums due hereunder, where such breach shall not have been remedied within thirty (30) days of the receipt of a written notification from CHIRON identifying the breach and requiring its remedy; whereupon termination under this Section 8.3 (a) shall be effective upon the expiration of such thirty (30) day cure period, subject to Section 8.6; or

     (b) ABBOTT's or its Affiliates' challenge to the validity or enforceability of any claim of a patent within the Licensed Patents to the extent that such claim recites activity that is licensed to ABBOTT hereunder, except through not more than one ADR proceeding with respect to each patent within the Licensed Patents, including within such proceeding all directly-related foreign counterparts of such patent or its support of a third party's challenge to the validity or enforceability of any such claims of a patent within Licensed Patents as described in Article 6.

     8.4 ENFORCEMENT AFTER TERMINATION. Upon valid termination of this Agreement under Section 8.2 or 8.3, ABBOTT and its Affiliates shall have no further rights under Licensed Patents and CHIRON shall not be limited to its remedies under this Agreement, to the extent of such termination.

     8.5 ACCRUED RIGHTS. Termination of this Agreement for whatever reason shall not affect any rights which have accrued prior to termination.

     8.6 ABBOTT CHALLENGE TO TERMINATION. In the event ABBOTT provides written notification to CHIRON prior to expiration of the thirty (30) day notice/cure period referenced in Section 8.3(a) that ABBOTT disputes whether the grounds for termination under Section 8.3(a) are present, such dispute shall be submitted to ADR pursuant to Article 11. The thirty (30) day notice/cure period shall be suspended during the pendancy of such ADR, provided that during the pendancy of the ADR, ABBOTT shall continue to make any disputed payments to CHIRON, on the condition that CHIRON shall repay ABBOTT the amounts of such disputed payments if ABBOTT prevails in the ADR, plus interest at the rate described in Section 5.9.

     8.7  [CONFIDENTIAL TREATMENT REQUESTED].

     8.8 AUDIT RESULTS NOT GROUNDS FOR TERMINATION. CHIRON's request for an audit under Section 5.6 shall not be treated as a notice of breach under
Section 8.3(a). In the event such audit determines there has been an underpayment by ABBOTT, such underpayment shall not constitute grounds for termination by CHIRON under Section 8.3(a) unless: (a) ABBOTT has failed to rectify such underpayment in accordance with Section 5.6; (b) ABBOTT has failed to rectify such underpayment after notification and opportunity to cure under Section 8.3 (a); and (c) any ADR requested by ABBOTT, pursuant to
Section 8.6, and directed to any dispute concerning such underpayment, results in a determination favorable to CHIRON. Notwithstanding the foregoing, during the pendancy of the ADR proceeding, ABBOTT shall continue to make the disputed payments to CHIRON, on the condition that CHIRON shall repay ABBOTT the amounts of such disputed payments with respect to which ABBOTT prevails in the ADR, plus interest at the rate described in Section 5.9.

     8.9 SURVIVAL. The following provisions of this Agreement shall survive termination or expiration of this Agreement, in accordance with their respective terms: Article 1; Sections 3.8, 5.6, 5.7, 8.4, 8.5 and 8.9; Articles 9, 10, and 11;

Sections 12.3 through 12.6 and 12.9 through 12.13; Section 15.1; and
Attachment 1.

                                     ARTICLE 9
                                  CONFIDENTIALITY

     9.1 OBLIGATION. From time to time during the Term, CHIRON and ABBOTT may provide to each other information concerning patents, patent applications, license agreements and other confidential or proprietary information related to this Agreement (the "Information"). Each party receiving the Information (the "Receiving Party") shall during the Term and for a period of three (3) years after termination hereof: (a) maintain the Information in confidence; (b) not disclose the Information to any third party, other than employees, agents or consultants of the Receiving Party or its Affiliates or sublicensees who have a need to know the Information and who are bound by confidentiality obligations to the Receiving Party no less restrictive than those contained herein; and (c) not use the Information for any purpose not directly related to performance hereunder or otherwise authorized under this Agreement.

     9.2 EXCLUSIONS. The obligations of this Article 9 shall not apply to any Information which: (a) is or which becomes generally known to the public by publication or by means other than a breach of a duty by the Receiving Party; (b) is otherwise known by the Receiving Party at the time of disclosure by the other party; (c) otherwise becomes available to the Receiving Party from a third party not in breach of confidentiality obligations to the other party; or (d) is developed by or for the Receiving Party independent of any disclosure from the other party. The Receiving Party also shall be permitted to make disclosures of Information which are reasonably necessary in connection with a possible grant of a permitted sublicense by the Receiving Party or in due diligence related to a possible acquisition, merger, consolidation, substantial asset transfer or similar transaction of the Receiving Party, provided that the recipient is bound to the Receiving Party by confidentiality obligations with respect to the Information no less restrictive than those contained herein. Nothing herein shall prevent the Receiving Party from making such disclosures of Information as are reasonably required by law, regulation (including 37 C.F.R. Section 1.56), or order of any court or governmental agency; provided that the Receiving Party has provided reasonable advance notice to allow the disclosing party the opportunity to seek a protective order or otherwise contest, prevent or limit such disclosure.

     9.3 RETURN OF INFORMATION. Upon termination of this Agreement for any reason, the Receiving Party shall return, or at the option of the disclosing party, certify destruction of, all Information and copies thereof; provided that the Receiving Party may retain one copy thereof in its law department files solely for evidentiary and regulatory purposes.

     9.4 DISCLOSURE OF AGREEMENTS AND TERMS. The parties shall cooperate reasonably in the preparation of a joint press release disclosing the existence of this Agreement. CHIRON may disclose any of the terms in the Agreement to any Affiliate of CHIRON or Bayer or to any third party licensee or prospective licensee of CHIRON or Bayer under one or more of the Licensed Patents; provided that the recipient of such disclosure is obligated to confidentiality terms no less restrictive that those contained in this
Article 9. CHIRON also may disclose any information contained in or regarding this Agreement as may be required in its reasonable judgment by applicable law, regulation or order of any court or governmental agency. Further, CHIRON may determine in its discretion to file this Agreement under the Securities and Exchange Act of 1934 or otherwise with any United States or foreign governmental agency, even if that filing may result in this Agreement becoming available to the public generally. CHIRON shall seek confidential treatment for at least the essential financial terms hereof in connection with any such filing, subject to applicable law and regulation, and shall notify ABBOTT in advance of any such filing and consider such suggestions as ABBOTT may make as to the terms herein as to which CHIRON should seek confidential treatment; provided, however, that the final decisions as to such matters shall be made by CHIRON in its discretion.

                                     ARTICLE 10
                                     INDEMNITY

     10.1 ABBOTT INDEMNITY. ABBOTT shall indemnify, defend and hold harmless CHIRON and its Affiliates and their officers, directors, shareholders, employees, representatives and agents, against any claim, demand, loss, damage or injury, including reasonable attorneys' fees, arising from, relating to, or otherwise in respect of, the manufacture, use or sale of Licensed Products, or any breach of any representation, warranty or covenant under this Agreement; provided, however, that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of CHIRON or its Affiliates.

     10.2 CHIRON INDEMNITY. CHIRON shall indemnify, defend and hold harmless ABBOTT and its Affiliates and their officers, directors, shareholders, employees, representatives and agents, against any claim, demand, loss, damage or injury, including reasonable attorneys' fees and costs, arising from, relating to, or otherwise in respect of, any breach by CHIRON or its Affiliates of any representation, warranty or covenant under this Agreement; provided, however, that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of ABBOTT or its Affiliates.

     10.3 INDEMNIFICATION PROCEDURES. In the event either party claims indemnification pursuant to this Article 10, the indemnified party shall promptly notify the indemnifying party in writing upon becoming aware of any claim to which such indemnification may apply. Delay in providing such notice shall constitute a waiver of the indemnifying party's indemnity obligations hereunder only if the indemnifying party's ability to defend such claim is materially impaired thereby. The indemnifying party shall have the right to assume and solely control the defense of the claim at its own expense. If the right to assume and solely control the defense is exercised, the indemnified party shall have the right to participate in, but not to control, such defense at its own expense, and the indemnifying party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred by the indemnified party after the assumption of the defense by the indemnifying party. If the indemnifying party does not assume the defense of the claim, the indemnified party may defend the claim at the indemnifying party's expense. The indemnified party shall not settle or compromise the claim without the prior written consent of the indemnifying party, and the indemnifying party shall not settle or compromise the claim in any manner which would have an adverse effect on the indemnified party without the consent of the indemnified party, which consent, in each case, shall not be unreasonably withheld. The indemnified party shall reasonably cooperate with the indemnifying party and shall make available to the indemnifying party all pertinent information under the control of the indemnified party, all at the expense of the indemnifying party.

     10.4 SUNSET. The provisions of Sections 10.1 and 10.2 shall continue in effect on a claim-by-claim basis, after the termination of this Agreement, only until the expiration of the last to expire statute of limitations applicable to such claim.

     10.5 LIMITATION OF LIABILITY.   Neither party shall be liable to the
other for any consequential, special, indirect or exemplary damages or for the loss of profits arising from the performance or nonperformance of this Agreement or any acts or omissions associated herewith.

                                     ARTICLE 11
                           ALTERNATIVE DISPUTE RESOLUTION

     The parties recognize that BONA-FIDE disputes may from time to time arise which relate to any aspect of this Agreement, including, without limitation, any of the parties' rights and/or obligations hereunder, and including, without limitation, disputes relating to the interpretation, form, validity, performance and/or termination of this Agreement or relating to infringement, scope, claims construction, or (without limiting the effect of Section 8.3(b)) validity or enforceability of the Licensed Patents. In the event of the occurrence of any dispute, a party may, by notice to the other party, have such dispute referred to their respective employees designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows:

     For ABBOTT:
     PRESIDENT
     DIAGNOSTICS DIVISION

     For CHIRON:
     PRESIDENT
     BLOOD TESTING


     In the event the designated officers, after such good faith negotiations, are not able to resolve such dispute within such thirty (30) day period, or any agreed extension thereof, a party may invoke the provisions for binding ADR as set forth in Attachment I hereto. Neither party shall seek recourse against the other hereunder in any court or other forum, except as may be necessary to enforce a determination made in ADR pursuant to this Article 11 and Attachment I.


                                     ARTICLE 12
                                   MISCELLANEOUS

     12.1 ASSIGNMENT.

          (a) ABBOTT and its Affiliates may not assign or transfer any rights under this Agreement without the prior written consent of CHIRON, except to an ABBOTT Affiliate, and then only for so long as the assignee remains an ABBOTT Affiliate, or as part of the sale or transfer of all or substantially all of ABBOTT's and all of its Affiliates' assets and businesses to which this Agreement relates. In the case of a permitted assignment or transfer, the performance of the assignee shall be guaranteed by ABBOTT.

          (b) CHIRON and its Affiliates may not assign or transfer any rights under this Agreement without the prior written consent of ABBOTT, except to a CHIRON Affiliate, and then only for so long as the assignee remains a CHIRON Affiliate, or as part of the sale or transfer of all or substantially all of CHIRON's and all of its Affiliates' assets and businesses to which this Agreement relates. In the case of a permitted assignment or transfer, the performance of the assignee shall be guaranteed by CHIRON.

     12.2 FORCE MAJEURE. A party hereto shall not be liable for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in any such party's performance hereunder, to the extent that such default or delay is caused by events beyond such party's reasonable control including, but not limited to: acts of God; regulation, law or action of any government or agency thereof; war or insurrection; civil commotion; labor disturbances; epidemic; or failure of suppliers, public utilities or common carriers. Each party shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

     12.3 SEVERABILITY. In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or over the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, in such jurisdiction; elsewhere, this Agreement shall not be affected.

     12.4 ENTIRE AGREEMENT. This Agreement together with the Exhibits, Attachments and Schedules constitutes the entire agreement among the parties relating to the subject matter of this Agreement. There are no other understandings, representations or warranties of any kind.

     12.5 AMENDMENT. This Agreement shall not be waived, altered, extended or modified except by written agreement of the parties.

     12.6 WAIVER. Failure by a party hereunder to enforce any right under this Agreement shall not be construed as a waiver of such right or any other rights under this Agreement; nor shall a waiver by a party hereunder in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

     12.7 COSTS. Each of the parties hereto shall be responsible for its respective legal and other costs incurred in relation to the preparation of this Agreement.

     12.8 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument. Facsimile copies of signatures for a party shall be deemed to be originals for purposes of execution of the Agreement and for determining the Effective Date.

     12.9 NOTICES.

     (a) Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or sent by first class mail, or express or air mail or other postal service, or by certified mail, return receipt requested.

     (b) Any notice required by this Agreement shall be forwarded to the respective addresses and marked for the attention of the persons set forth below unless such addresses subsequently change by written notice to the other party:

ABBOTT:   Director of Technology Acquisitions
          Abbott Diagnostics Division
          Abbott Laboratories
          D-9RK, Bldg. AP6C
          100 Abbott Park Road
          Abbott Park, Illinois 60064-6094

Copy to:  Divisional Vice President
          Domestic Legal Operations
          Abbott Laboratories
          D-322, Bldg. AP6D
          100 Abbott Park Road
          Abbott Park, Illinois 60064-6049



CHIRON:   Chiron Corporation
          4560 Horton Street
          Emeryville, California 94608
          Attn.: President, Blood Testing

Copy to:  General Counsel
          Chiron Corporation
          4560 Horton Street
          Emeryville, CA 94608


     (c) Any such notice or other document shall be deemed to have been effective when received by the addressee. To prove the giving of a notice or other document it shall be sufficient to show that it was received.

     12.10 GOVERNING LAW. All matters affecting the interpretation, form, validity, performance and termination of this Agreement shall be decided and interpreted under the laws of the State of New York, excluding any choice of law rules which may direct application of the laws of any other jurisdiction.

     12.11 RELATIONSHIP OF THE PARTIES. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint venturers or agents of the other. Neither party or its Affiliates has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other party or its Affiliates.

     12.12 HEADINGS. The headings of the Articles and Sections in this Agreement have been inserted for convenience only and do not constitute part of this Agreement.

     12.13 NO TRADEMARK RIGHTS. No right, express or implied, is granted by this Agreement to either party to use in any manner the name, trade name or trademark of the other party in connection with the performance of this Agreement.

                                     ARTICLE 13
                       FIELD RESTRICTIONS AND OTHER COVENANTS

     13.1  ABBOTT Covenant Regarding Blood Screening.

     (a) ABBOTT and its Affiliates shall not label or promote any Licensed Product or any product governed by Section 2.3 in any respect for use in Blood Screening; and ABBOTT shall use commercially reasonable efforts to prevent its Authorized Distributors from labeling or promoting any Licensed Products or any product governed by Section 2.3 in any respect for use in Blood Screening.

     (b) Further, ABBOTT and its Affiliates and Authorized Distributors shall include on or with each Licensed Product a statement to the effect that the Licensed Product is not for use for testing or screening pooled samples containing specimens from more than one individual, or otherwise in blood or plasma screening, using language to be determined by ABBOTT and approved by CHIRON, which approval shall not be unreasonably withheld. The location of such notice shall be the product insert of such Licensed Products or such other reasonably prominent location to be determined by ABBOTT.

     (c) In the event that ABBOTT or CHIRON becomes aware of any material use of Licensed Products in Blood Screening, such party will promptly notify the other in writing of the relevant facts and, if so requested by CHIRON, ABBOTT will (i) meet and confer with CHIRON in good faith to determine what steps either or both should take to abate such infringing use and (ii) notify in writing any of its customers that engages in such infringing use that use of the relevant Licensed Product in Blood Screening may infringe one or more of the Licensed Patents.

     (d)   Without limiting the labeling and promoting obligations under this
Section 13.1, CHIRON shall not sue ABBOTT, its Affiliates, its Authorized Distributors or its End User customers for the sale or use of a Licensed Product that is suitable for use both as a Product and as a confirmatory or supplemental test in conjunction with the screening of blood, plasma or blood products (a "Confirmatory Test") if the End User customer has substantial noninfringing uses for such Licensed Product in the Field or the Transplantation Field. Further, ABBOTT shall not be obligated to notify such customers pursuant to
Section 13.1(c)(ii) with respect to such Licensed Product.

     (e) Nothing in this Section 13.1 shall apply to any product to the extent that ABBOTT's activity and that of its Affiliates with respect to such product is either for or through an entity licensed in Blood Screening under the Licensed Patents.

     13.2 PATENT MARKING. ABBOTT and its Affiliates shall include a patent notice on each Licensed Product to identify those of the Licensed Patents which such Licensed Product, but for the licenses granted herein, would infringe one or more Valid Claims (or for which royalties are being paid); provided, however, identification of Licensed Patents on a Licensed Product shall in no way be deemed to be an admission by ABBOTT or its Affiliates, or raise a presumption, that such Licensed Product is in fact covered by such Licensed Patent.

     13.3  CHIRON COVENANT REGARDING FIELD.

     (a) CHIRON and its Affiliates shall not, and CHIRON shall require any of its future licensees under the Licensed Patents that are licensed in Blood Screening to agree not to, label or promote, in any respect for use in the Field, any product sold in Blood Screening [CONFIDENTIAL TREATMENT REQUESTED] , which product detects nucleic acid sequences of HCV.

     (b) Further, CHIRON and its Affiliates shall, and CHIRON shall require its future licensees in Blood Screening to, include with each such HCV product sold by CHIRON or its Affiliates or licensees in Blood Screening a statement to the effect that such product is not for use in the Field using language to be determined by CHIRON and approved by ABBOTT, which approval shall not be unreasonably withheld. The location of such notice shall be in the product insert for such product or such other reasonably prominent location to be determined by CHIRON.

     (c) In the event that CHIRON or ABBOTT becomes aware of any material use of any such product in the Field, such party will promptly notify the other in writing of the relevant facts and, if so requested by ABBOTT, CHIRON will (i) meet and confer with ABBOTT in good-faith to determine what steps either or both of them should take to abate such use and (ii) notify in writing any of its customers that engage in such use that use of the relevant product in the Field may infringe one or more of the Licensed Patents.

     (d) Nothing in this Section 13.3 shall apply to any product to the extent that CHIRON's activity and that of its Affiliates or licensees with respect to such product either (i) is for or through an entity that is licensed under the Licensed Patents in the Field or (ii) is within CHIRON's rights to practice in the Field, pursuant to its rights retained under, and subject to the limitations of, Section 2.1

     13.4 LEAST RESTRICTIVE ALTERNATIVE. ABBOTT's obligations under Section 13.1(b) or 13.1(c)(ii) shall, at ABBOTT's election, be reduced to the least restrictive such obligation contained in the [CONFIDENTIAL TREATMENT REQUESTED], if any, from time to time. CHIRON shall notify ABBOTT, in writing, of the agreement of [CONFIDENTIAL TREATMENT REQUESTED] or any Licensed Third Party with respect to such obligations, and of any subsequent change thereto. CHIRON shall have no obligation under Section 13.3(b) or 13.3(c)(ii) more restrictive than corresponding obligations of ABBOTT under Section 13.1(b) and 13.1(c)(ii), from time to time.

                                     ARTICLE 14
                           INFRINGEMENT BY THIRD PARTIES

     14.1 NOTICE OF INFRINGEMENT. Each party shall notify the other if it becomes aware of Infringing Third Party Sales. CHIRON shall have the exclusive right to take action against any infringement of any of the Licensed Patents, in its sole discretion, subject to this Article 14.

     14.2  INFRINGEMENT LITIGATION.

     (a) In the event that "substantial" Infringing Third Party Sales are occurring in a country in which ABBOTT or its Affiliates or an Authorized Distributor is selling a Licensed Product (in each such country, the "Impacted Product"), and ABBOTT has notified CHIRON pursuant to Section 14.1 of the existence of such infringement in [CONFIDENTIAL TREATMENT REQUESTED] (an "Infringement Notice"), then the provisions of this Section 14.2 shall apply. For purposes of this Section 14.2, an Infringing Third Party Sale shall be considered substantial in a country if it achieves market share of at least [CONFIDENTIAL TREATMENT REQUESTED] of the Aggregated Products in such country as determined by an Independent Auditor paid for by ABBOTT. For purposes of this Section 14.2, "Major Country" shall mean the United States, Germany, United Kingdom or Japan.

     (b) If either (i) the Infringement Notice identified an Impacted Product in the United States and CHIRON fails to institute legal action in the United States [CONFIDENTIAL TREATMENT REQUESTED] following receipt by CHIRON of the Infringement Notice and infringement is not otherwise abated, or (ii) the Infringement Notice identified an Impacted Product in a Major Country other than the United States and CHIRON fails to institute legal action against the infringing party in at least one of the United States, the Netherlands, Germany, United Kingdom or Japan, [CONFIDENTIAL TREATMENT REQUESTED] following receipt by CHIRON of the Infringement Notice and infringement is not otherwise abated; then ABBOTT shall be relieved of the obligation to pay the portion of Earned Royalties set forth in Section 14.2(c) and [CONFIDENTIAL TREATMENT REQUESTED], with respect to the Impacted Product until such time as CHIRON institutes such legal action as described in this
Section 14.2(b); provided, however, that CHIRON need not initiate or continue any such legal action, if, after reasonably diligent effort (including reasonably diligent by ABBOTT if requested by CHIRON), CHIRON is unable to acquire admissible evidence sufficient to bring an infringement action under the law of the applicable country.

     (c) If CHIRON has not instituted such legal action at the end of such [CONFIDENTIAL TREATMENT REQUESTED], to the extent required under Section 14.2
(b), and such infringement is not otherwise abated, the Earned Royalty with respect to an Impacted Product shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED]. If, at the end of each [CONFIDENTIAL TREATMENT REQUESTED] thereafter, CHIRON has not instituted such legal action, to the extent so required, and infringement is not otherwise abated, such Earned Royalties shall be reduced by an [CONFIDENTIAL TREATMENT REQUESTED] of the original Earned Royalties, such that if legal action required under Section 14.2 (b) has not commenced and the infringement is not otherwise abated by the end of the [CONFIDENTIAL TREATMENT REQUESTED] following receipt by CHIRON of the Infringement Notice, [CONFIDENTIAL TREATMENT REQUESTED] shall be payable hereunder with respect to the Impacted Product.

     (d) The obligations to pay Earned Royalties and Minimum Royalties shall be reinstated on a prospective basis at such time as ABBOTT receives written notice of the institution of legal action in accordance with Section 14.2(b) or the infringement is otherwise abated, all subject to Section 14.2(e).

     (e) If legal action required under Section 14.2(b) has not been instituted and the infringement is not otherwise abated for more than [CONFIDENTIAL TREATMENT REQUESTED] following receipt by CHIRON of the Infringement Notice, and if, as a result of the infringement, sales of the Impacted Product in a Major Country by ABBOTT, its Affiliates or an Authorized Distributor have declined by [CONFIDENTIAL TREATMENT REQUESTED] or more during the preceding [CONFIDENTIAL TREATMENT REQUESTED] period, [CONFIDENTIAL TREATMENT REQUESTED], then upon reinstatement of Earned Royalties and Minimum pursuant to Section 14.2(d), the parties shall meet and confer regarding possible adjustments to the Earned Royalties and Minimum Royalties for the Impacted Product in view of such degradation of the market. The parties will discuss possible rate reductions, as well as a plan for reinstating the original economic expectations of the parties. It is expected that any agreement for reduction of Earned Royalties and Minimum Royalties will be phased out over time, so as to return to the Earned Royalties and Minimum

Royalties set forth in Exhibit A. If the parties fail to reach agreement on any such adjustment, the matter shall be submitted for resolution by ADR, except that in the event of ADR, each party shall submit to the neutral a proposal with respect to adjustments pursuant to this Section 14.2(e). The neutral shall be empowered to choose one proposal or the other, but shall not be empowered to order any such adjustment other than as proposed by one of the parties.

     14.3 ABBOTT and its Affiliates shall cooperate with CHIRON in connection with any legal action referred to in this Article 14.

                                     ARTICLE 15
                           EUROPEAN COMMUNITY PROVISIONS

     15.1 TERMINATION IN EUROPEAN COMMUNITY. Notwithstanding the provisions of Article 8, this Agreement, with respect to the European Community, shall terminate in each member country seventeen (17) years from the Effective Date or on the expiration of the last to expire of the patents within the Licensed Patents in such member country based upon a patent existing or a patent application pending as of the Effective Date, whichever is later; provided, however, that prior to the termination of this Agreement in the first member country in which it would otherwise terminate pursuant to the foregoing, ABBOTT may, in its discretion, elect by written notice to CHIRON to extend this Agreement as to all such member countries for an additional term which shall expire on a country-by-country basis on the expiration date of the last to expire patent within the Licensed Patents existing in such member country as of the date of such extension.

     15.2 COMPETITION NOTIFICATION. If either party (the "Notifying Party") elects to file a notification with respect to this Agreement (a "Notification") with the Competition Directorate of Commission of European Community (the "Commission") in accordance with regulations established by the Commission, the Notifying Party shall provide a non-confidential version of the final draft to the other party for comment at least thirty (30) days before making the filing and shall consider in good faith the modification thereto, if any, that the other party may propose. The other party shall execute all documents reasonably required by the Notifying Party and shall otherwise reasonably cooperate in connection with the Notification. The Notifying Party shall bear all costs incurred by it relating to the Notification.

     15.3 REFORMATION. If, at any time during the Term, either party receives a request or other communication from the Commission with respect to the Notification (a "Request"), such party shall promptly inform the other of the nature of the Request. In the event that the Commission indicates in a Statement of Objection(s) that this Agreement will violate the provisions of
Article 81 or 82 of the Treaty of Rome, then the parties shall amend this Agreement by making those minimal modifications necessary to satisfy the concerns of the Commission as set forth in the Statement of Objection(s). Notwithstanding the foregoing, the parties agree that ABBOTT shall retain substantially the same license rights at substantially the same royalties as specified under this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by duly authorized officers of CHIRON and ABBOTT as of the Effective Date.

CHIRON CORPORATION

By:  /s/ SEAN P. LANCE
    --------------------------
     Sean P. Lance

Title:   Chairman and Chief Executive Officer

Date:  26 September 1999


ABBOTT LABORATORIES

By:  /s/ THOMAS D. BROWN
    --------------------------
     Thomas D. Brown

Title: Senior Vice President
       Diagnostic Operations

Date:  September 26, 1999

                                    Attachment I

                           ALTERNATIVE DISPUTE RESOLUTION

     If good faith negotiations fail to resolve any dispute pursuant to the provisions of Article 11 of the Agreement, alternative dispute resolution ("ADR") shall apply:

     a. A party may invoke this ADR provision, by providing written notice of such invocation to the other party, after best efforts to accomplish a negotiated settlement pursuant to Article 11 have failed.

     b. Any ADR shall be conducted by a sole neutral. The decision of the neutral as to all matters presented to the neutral shall be final and binding.

     c. The parties shall have 21 business days from the date ADR is invoked to agree upon a neutral. If the parties are unable to agree, then the neutral shall be selected by the then-president of the CPR Institute of Dispute Resolution ("CPR"), New York, N.Y. or if, at the time of any such ADR invocation, CPR is no longer in existence or engaged in such ADR services, then by the American Arbitration Association.

     d. The hearing shall be held no more than 75 days after the selection of the neutral. All parties shall exchange the items referred to in subsection (i), (iii), and (iv) of this provision (d) at least 14 days prior to the hearing, and the items referred to in subsection (ii) of this provision (d) at least 45 days prior to the hearing:

          (i)   A copy of all exhibits they intend to use at the hearing;

          (ii) A list of all witnesses that will be called in the party's case in chief and a short summary of the testimony of each witness;

          (iii) A proposed ruling on each issue to be resolved; and

          (iv) A brief in support of the party's proposed ruling, provided that such brief shall not exceed 20 pages (including any attachments), regardless of the number of issues to be resolved.

     e. Each party shall be entitled to take deposition testimony from the other party's identified witnesses provided each deposition shall not exceed 5 hours of testimony taken by such deposing party. Except as expressly set forth in the preceding sentence, no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

     f. In the case of disputes, or issues within disputes, involving determination of a monetary amount, percentages, or other similar quantitative or numerical matters (for example, disputes involving the parties' inability to reach agreement on an appropriate royalty under any license which the parties are attempting to negotiate pursuant to the option grants of Article 3 of the Agreement) the ADR shall be conducted "baseball" style: the neutral may issue an award only on the terms requested by one party or the other. The neutral is not free to impose any award which is not an exact version of the proposed terms submitted by one of the parties.

     g. For all disputes other than those described in the preceding paragraph f., the neutral shall be free to resolve the dispute in a manner that is not consistent with the exact version of the proposed terms submitted by one of the parties.

     h. A hearing will be conducted on 2 consecutive days and shall be governed by the following rules:

          (i) Each party shall be entitled to 5 hours of hearing time to present its case. The neutral shall decide when each party has utilized its 5 hours.

          (ii) Each party shall be entitled to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, and to cross-examine the other party's witnesses; provided, however, cross-examination shall occur immediately following direct testimony and the time shall be charged against the party conducting the cross-examination.

     i. Within 7 days following the hearing, each party shall submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not exceed 10 pages (including all attachments) regardless of the number of issues resolved.

     j. With respect to disputes concerning the royalty which should be charged for the licensure of patent rights subject to the option grants of
Article 3 of the Agreement, the neutral, in reaching an award, is free to consider all relevant economic factors, including:

          (i)   royalties paid for other comparable intellectual property;

          (ii)  the absolute value of the technology at issue;

          (iii) the relative value of the technology to other technology that enables substantially the licensed product;

          (iv) the effect of "royalty stacking" upon the viability and profitability of the licensed product;

          (v) any aggregation royalty caps or offset/sharing methodology agreed to by the parties; and

          (vi) any royalties which a licensing party hereunder is required to pay to its licensor.

     k. The neutral shall rule in writing within 14 days following the completion of the hearing.

     l.   The parties shall split equally the expenses of the neutral.

     Insofar as it is the parties' intent to conduct the ADR in an expeditious manner, the parties hereby acknowledge that all of the terms and provisions of the foregoing shall be strictly applied unless the parties agree otherwise, or unless the neutral determines, upon good cause shown after an opportunity for both sides to present their positions, that extraordinary circumstances are present which justify modification; provided, however, the only provisions which shall be subject to modification pursuant to this paragraph (m) shall be provision (d); the 5 hour time limit set forth in provision (e); and provisions (h), (i) and (k).

                                     EXHIBIT A
                               COMPENSATION TO CHIRON

1.   LICENSE FEES.

     (a) ABBOTT shall pay CHIRON upon the Effective Date an upfront license fee in the amount of [CONFIDENTIAL TREATMENT REQUESTED] (the "Base License Fee"). Except as provided in paragraph 1(b) of Exhibit A, the Base License Fee shall be nonrefundable and fully earned when paid.

     (b) In the event that ABBOTT elects to terminate all but not less than all of its rights under this Agreement pursuant to Section 8.2 by delivering an irrevocable written notice thereof to CHIRON prior to the earlier of [CONFIDENTIAL TREATMENT REQUESTED], or such other date as the parties may mutually agree in writing, or the First Commercial Sale Date, then CHIRON shall promptly following the receipt of such notice fully refund to ABBOTT, without interest, the amount of the Base License Fee.

     (c) ABBOTT shall pay CHIRON upon the First Commercial Sale Date an additional payment in the amount of [CONFIDENTIAL TREATMENT REQUESTED] plus interest from [CONFIDENTIAL TREATMENT REQUESTED], at the rate provided in
Section 5.9, which amount shall be nonrefundable and fully earned when paid.

2. EARNED ROYALTY. Subject to the adjustments referenced in paragraphs 5, 6 and 7 of Exhibit A, and in consideration of the licenses granted pursuant to Section 2.1, ABBOTT shall pay earned royalties equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Licensed Products (the "Earned Royalty"; [CONFIDENTIAL TREATMENT REQUESTED].

     Earned Royalties shall be payable quarterly commencing with the first full or partial Calendar Quarter following the Effective Date, within sixty
(60) days following the end of each Calendar Quarter, and shall be accompanied by a report pursuant to Article 5 of this Agreement.

3. MINIMUM ROYALTY. Notwithstanding the Earned Royalties due pursuant to paragraph 2 of Exhibit A, and subject to the adjustments referenced in paragraphs 2, 5, 6, 7, 8 and 9 of Exhibit A, Earned Royalties paid in any Calendar Quarter shall not be less than a minimum royalty [CONFIDENTIAL TREATMENT REQUESTED] in such quarter calculated for each category of Licensed Product (a "Product Category") as follows (the "Minimum Royalty"):

     [CONFIDENTIAL TREATMENT REQUESTED]
     [CONFIDENTIAL TREATMENT REQUESTED]
     [CONFIDENTIAL TREATMENT REQUESTED]
     [CONFIDENTIAL TREATMENT REQUESTED]

     [CONFIDENTIAL TREATMENT REQUESTED].

     (a) Minimum Royalties for Licensed Products shall be determined on [CONFIDENTIAL TREATMENT REQUESTED], except to the extent adjusted on a [CONFIDENTIAL TREATMENT REQUESTED].

     (b) At the request of ABBOTT, the parties shall meet and reasonably consider adjustment to the Minimum Royalty amounts with respect to any Licensed Product in any country in the event that action by governmental pricing or reimbursement authority or other governmental agency results in a requirement that ABBOTT or its Affiliates sell such Licensed Product at a price below [CONFIDENTIAL TREATMENT REQUESTED] of the [CONFIDENTIAL TREATMENT REQUESTED] amount for such Licensed Product in such country; provided that no adjustment shall be made to the Minimum Royalty unless mutually agreed or determined pursuant to ADR as provided in this subparagraph 3(b). The parties intend that any adjustments be made to cause the Minimum Royalty with respect to the affected Licensed Product in the affected country to be consistent with the economic expectations of parties hereunder to the greatest extent possible, and to bear a similar relationship to the mandated maximum pricing of the affected Licensed Product as is borne to the Minimum Royalties specified in paragraph 3. If the parties are unable to agree on an adjustment mechanism, the matter shall be submitted to ADR under Article 11, except that any arbitration shall be conducted "baseball style" as is set forth in paragraph (f) of Attachment 1 of the Agreement. [CONFIDENTIAL TREATMENT REQUESTED].

     (c) ABBOTT shall pay the amount of Minimum Royalties quarterly commencing with the first full or partial Calendar Quarter following the Effective Date, within sixty (60) days following the end of each Calendar Quarter. The payment shall be accompanied by a report pursuant to Article 5, and shall be fully creditable against Earned Royalties payable pursuant to paragraph 2 of Exhibit A for the same Calendar Quarter.

4. SINGLE ROYALTY PER LICENSED PRODUCT. Only one payment of Earned Royalty shall be due with respect to any Net Sales or only one payment of Minimum Royalty shall be due with respect to any Unit of Licensed Product Shipped, whatever is higher, irrespective of the number of patents or Valid Claims in the Licensed Patents covering such Licensed Product.

5. [CONFIDENTIAL TREATMENT REQUESTED] MOST FAVORED LICENSE ADJUSTMENT. The rates of Earned Royalties and the amounts of Minimum Royalties shall be adjusted [CONFIDENTIAL TREATMENT REQUESTED] so that the [CONFIDENTIAL TREATMENT REQUESTED] hereunder, as calculated by the formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     By way of example, without limitation, in the event that [CONFIDENTIAL TREATMENT REQUESTED].

     Such adjustment shall be on a product-by-product and country by country basis and shall be subject to the same terms as are applicable [CONFIDENTIAL TREATMENT REQUESTED] but in no event higher than the applicable Earned Royalty rate or Minimum Royalty amounts provided in paragraphs 2 and 3 of Exhibit A, respectively.

6.   ABBOTT MOST FAVORED LICENSEE ADJUSTMENTS.

     (a) OPTIONAL ADJUSTMENT. In the event that after the Effective Date CHIRON or [CONFIDENTIAL TREATMENT REQUESTED] enters into an [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall have the [CONFIDENTIAL TREATMENT REQUESTED]. [CONFIDENTIAL TREATMENT REQUESTED]. For the avoidance of doubt, [CONFIDENTIAL TREATMENT REQUESTED] but would otherwise retain all rights to most favored licensee status contained in this Agreement.

     (b) MANDATORY ADJUSTMENT. [CONFIDENTIAL TREATMENT REQUESTED] as provided in this subparagraph 6(b) [CONFIDENTIAL TREATMENT REQUESTED].

     (b)(1) ABBOTT's [CONFIDENTIAL TREATMENT REQUESTED] shall be reduced [CONFIDENTIAL TREATMENT REQUESTED] payable by the [CONFIDENTIAL TREATMENT REQUESTED].

     (b)(2) Except as provided in subparagraphs [CONFIDENTIAL TREATMENT REQUESTED], if the minimum royalty amount payable [CONFIDENTIAL TREATMENT REQUESTED]:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (b)(3) If the [CONFIDENTIAL TREATMENT REQUESTED]:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (b)(4) If the [CONFIDENTIAL TREATMENT REQUESTED:

     [CONFIDENTIAL TREATMENT REQUESTED]


            (b)(5) The adjustments provided under these subparagraphs [CONFIDENTIAL TREATMENT REQUESTED] shall be made on a [CONFIDENTIAL TREATMENT REQUESTED] and shall be subject to the same terms and limitations as are applicable to the [CONFIDENTIAL TREATMENT REQUESTED].

            (b)(6) If an adjustment is made under subparagraph [CONFIDENTIAL TREATMENT REQUESTED] to a [CONFIDENTIAL TREATMENT REQUESTED] (as could occur, for example, [CONFIDENTIAL TREATMENT REQUESTED] under

[CONFIDENTIAL TREATMENT REQUESTED] or otherwise, notwithstanding further adjustments, if any, caused directly by the [CONFIDENTIAL TREATMENT REQUESTED].

     (c) The adjustments shown in subparagraphs [CONFIDENTIAL TREATMENT REQUESTED]. Licensed Products in other Product Categories shall receive comparable adjustments, [CONFIDENTIAL TREATMENT REQUESTED] as applied to [CONFIDENTIAL TREATMENT REQUESTED] adjusted to bear the same relationship to the Minimum Royalty amount provided in [CONFIDENTIAL TREATMENT REQUESTED].

     (d) For the avoidance of doubt, ABBOTT's rights under this paragraph 6 shall apply only to [CONFIDENTIAL TREATMENT REQUESTED] including, without limitation, licenses granted by CHIRON to [CONFIDENTIAL TREATMENT REQUESTED].

7. [CONFIDENTIAL TREATMENT REQUESTED] ADJUSTMENT. In the event that there are [CONFIDENTIAL TREATMENT REQUESTED]:

     (a)    [CONFIDENTIAL TREATMENT REQUESTED]

     (b)    [CONFIDENTIAL TREATMENT REQUESTED].

[CONFIDENTIAL TREATMENT REQUESTED].

For the avoidance of doubt, it is understood that the [CONFIDENTIAL TREATMENT REQUESTED], and will continue to do so [CONFIDENTIAL TREATMENT REQUESTED].

8.   [CONFIDENTIAL TREATMENT REQUESTED]. [CONFIDENTIAL TREATMENT
REQUESTED] the applicable [CONFIDENTIAL TREATMENT REQUESTED] amount [CONFIDENTIAL TREATMENT REQUESTED] under the conditions described in [CONFIDENTIAL TREATMENT REQUESTED] as described in [CONFIDENTIAL TREATMENT REQUESTED].

     (a) ABBOTT shall be entitled to [CONFIDENTIAL TREATMENT REQUESTED], for so long as any of the following conditions exist [CONFIDENTIAL TREATMENT REQUESTED] directed towards either other licensed competitors or toward effecting a reduction in ABBOTT's applicable Minimum Royalty. The [CONFIDENTIAL TREATMENT REQUESTED] are:

     (1)    [CONFIDENTIAL TREATMENT REQUESTED].

     (2) [CONFIDENTIAL TREATMENT REQUESTED], or if this condition continues to be satisfied through [CONFIDENTIAL TREATMENT REQUESTED] then for an [CONFIDENTIAL TREATMENT REQUESTED].

     (3) [CONFIDENTIAL TREATMENT REQUESTED], by all others than [CONFIDENTIAL TREATMENT REQUESTED].

     (b)    In the event that [CONFIDENTIAL TREATMENT REQUESTED] as follows:

     (1) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     For the sake of illustration, in the event that the [CONFIDENTIAL TREATMENT REQUESTED].

     (2) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED]calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (3) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (c) In the event that [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled to [CONFIDENTIAL TREATMENT REQUESTED] as follows:

     (1) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     For the sake of illustration,[CONFIDENTIAL TREATMENT REQUESTED].

     (2) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (3) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (d) The adjustment shown in [CONFIDENTIAL TREATMENT REQUESTED] apply to [CONFIDENTIAL TREATMENT REQUESTED].

     (e) NOTWITHSTANDING ANY PROVISIONS OF THIS PARAGRAPH 8, [CONFIDENTIAL TREATMENT REQUESTED].

9.   [CONFIDENTIAL TREATMENT REQUESTED] ADJUSTMENT.

     (a) The [CONFIDENTIAL TREATMENT REQUESTED]. Accordingly, during each Calendar Quarter [CONFIDENTIAL TREATMENT REQUESTED] payable by ABBOTT shall be subject to the [CONFIDENTIAL TREATMENT REQUESTED] if, and only if, all of the following conditions are satisfied [CONFIDENTIAL TREATMENT REQUESTED]:

     (1)    [CONFIDENTIAL TREATMENT REQUESTED];

     (2)    [CONFIDENTIAL TREATMENT REQUESTED];

     (3) [CONFIDENTIAL TREATMENT REQUESTED] during each of the [CONFIDENTIAL TREATMENT REQUESTED];

     (4)    [CONFIDENTIAL TREATMENT REQUESTED]

     (5)    [CONFIDENTIAL TREATMENT REQUESTED].

     If all of the foregoing conditions have occurred, [CONFIDENTIAL TREATMENT REQUESTED] as follows:

     (b) In the event that [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] as follows:

     (1) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     For the sake of illustration, in the event that the AUP of Licensed Products is [CONFIDENTIAL TREATMENT REQUESTED] ABBOTT would [CONFIDENTIAL TREATMENT REQUESTED].

     (2) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (3) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (c) In the event that [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] as follows:

     (1) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     For the sake of illustration, [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT would [CONFIDENTIAL TREATMENT REQUESTED].

     (2) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (3) [CONFIDENTIAL TREATMENT REQUESTED], ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED] calculated by the following formula:

     [CONFIDENTIAL TREATMENT REQUESTED]

     (d) The adjustment shown in subparagraphs [CONFIDENTIAL TREATMENT REQUESTED] bear the same relationship to the [CONFIDENTIAL TREATMENT REQUESTED] provided in [CONFIDENTIAL TREATMENT REQUESTED].

     (e) Notwithstanding any provision of this paragraph 9, [CONFIDENTIAL TREATMENT REQUESTED].

10.  REPORTING.

     (a) CHIRON shall provide ABBOTT with written notice promptly following, but in any event, [CONFIDENTIAL TREATMENT REQUESTED] after CHIRON becomes aware of, any of the following:

     (1) Any change in the [CONFIDENTIAL TREATMENT REQUESTED] together with the effective dates of any change;

     (2) Any grant by CHIRON [CONFIDENTIAL TREATMENT REQUESTED] of any Eligible Third Party License. Such notice shall [CONFIDENTIAL TREATMENT REQUESTED]

     (3) The granting of any order described in [CONFIDENTIAL TREATMENT REQUESTED].

     (b) CHIRON further shall provide, and ABBOTT hereby consents to the provision by CHIRON of, a quarterly report [CONFIDENTIAL TREATMENT REQUESTED]. Such quarterly report shall be delivered not more than ninety (90) days after the end of each Calendar Quarter, beginning with the first Calendar Quarter or partial Calendar Quarter following the Effective Date.

     (c) In the event that ABBOTT intends to claim [CONFIDENTIAL TREATMENT REQUESTED] pursuant to paragraphs 7, 8 or 9 of Exhibit A, for any Calendar Quarter, ABBOTT shall provide to CHIRON a written notice of such claim not later than thirty (30) days prior to the beginning of such Calendar Quarter, which notice shall include all information supporting such claim determined in accordance with paragraphs 7, 8 or 9 of Exhibit A, as the case may be.

     (d) CHIRON and ABBOTT shall each have the right to audit information provided by the other pursuant to this paragraph 10. Such audits shall be conducted in the same manner as is applicable to audits by CHIRON pursuant to Sections 5.6 and 5.7.

11. [CONFIDENTIAL TREATMENT REQUESTED] ADJUSTMENTS. ABBOTT shall be entitled [CONFIDENTIAL TREATMENT REQUESTED].

12. DISPUTE RESOLUTION. Any dispute between CHIRON and ABBOTT regarding whether any adjustment to or credits against Earned Royalties or Minimum Royalties under paragraphs 2, 3, 5, 6, 7, 8 and 9 of Exhibit A is appropriate, and which the parties fail to resolve themselves may only be resolved by resort to the ADR provisions of Article 11. Until such dispute is resolved, ABBOTT shall pay CHIRON the Earned Royalty and Minimum Royalty provided for herein without benefit of the applicable disputed adjustment on the condition that CHIRON shall repay ABBOTT the amounts of such disputed payments if ABBOTT prevails in the ADR, plus interest at the rate described in Article 5.9.

                                     EXHIBIT B

                                    PATENT LIST




                         [CONFIDENTIAL TREATMENT REQUESTED]

                                     EXHIBIT C

    EXISTING LICENSES OR RIGHTS GRANTED IN THE FIELD UNDER THE LICENSED PATENTS
                              AS OF THE EFFECTIVE DATE


                         [CONFIDENTIAL TREATMENT REQUESTED]

           SCHEDULE 1.1:  [CONFIDENTIAL TREATMENT REQUESTED] Patent Rights

                                  APPLICATION NO.


                         [CONFIDENTIAL TREATMENT REQUESTED]

                                     PATENT NO.


                         [CONFIDENTIAL TREATMENT REQUESTED]



The patent rights set forth in this Schedule 1.1 shall further include all patents and applications, including without limitation continuations, divisionals, continuation-in-part, reissues, reexamined patents and the like, which base priority upon one or more of the above, and further including all corresponding foreign applications and granted patents based thereon.

                                          ***CONFIDENTIAL TREATMENT REQUESTED***

                                                                  EXHIBIT 10.311

                                    SCHEDULE C-1

                               CROSS-LICENSE AGREEMENT

This Cross-License Agreement, (this "Agreement") is made, effective as of the Effective Date, as defined below, by and between Chiron Corporation, a Delaware corporation ("Chiron"), and Chiron Diagnostics Corporation, a Delaware corporation ("CDC").

                                      BACKGROUND

1. Chiron and Bayer Corporation, an Indiana corporation ("Purchaser"), have entered into that certain Stock Purchase Agreement dated as of September 17, 1998 (the "Stock Purchase Agreement"), pursuant to which Purchaser is acquiring the stock of CDC, effective on the Closing, as defined in the Stock Purchase Agreement (such time referred to herein as the "Effective Date"). Pursuant to the Stock Purchase Agreement, Chiron and CDC have further entered into that certain Asset Transfer Agreement (the "Asset Transfer Agreement"), pursuant to which, prior to the Closing, Chiron will transfer to CDC certain assets of Chiron. Also pursuant to the Asset Transfer Agreement, prior to the Closing, CDC will transfer to Chiron certain assets of CDC. Chiron and CDC each wish to grant licenses to the other under certain patent rights and know-how which will be owned by the licensing party after giving effect to the Asset Transfer Agreement, all as further described below.

2. Chiron currently owns or controls certain patent rights relating to hepatitis C virus ("HCV") and human immunodeficiency virus ("HIV"), and after giving effect to the Asset Transfer Agreement, Chiron will own or control certain patent rights theretofore owned or controlled by CDC relating to each of HCV and HIV. Upon the Effective Date, Chiron is willing to grant licenses to CDC under certain patent rights relating to each of HCV and HIV for use in nucleic acid probe assays for in vitro diagnostics (excluding use in Blood Screening, as defined below), all on the terms and conditions set forth herein.

3. Chiron currently owns or controls certain patent rights other than those related to HCV or HIV, and after giving effect to the Asset Transfer Agreement, Chiron will own or control certain patent rights theretofore owned or controlled by CDC other than those related to HCV and HIV. Upon the Effective Date, Chiron is willing to grant certain licenses to CDC under such patent rights, all on the terms and conditions set forth herein.

4. CDC currently owns or controls certain patent rights, and after giving effect to the Asset Transfer Agreement, CDC will own or control certain patent rights theretofore owned or controlled by Chiron. Upon the Effective Date, CDC is willing to grant certain licenses to Chiron under all such patent rights, all on the terms and conditions set forth herein.

5. Each party is willing to grant to the other certain licenses under certain know-how, all on the terms and conditions set forth herein.

                                     AGREEMENT

       NOW, THEREFORE, in consideration of the above provisions and the mutual covenants contained herein, the parties agree as follows:

1.     DEFINITIONS

Capitalized terms not defined in this Agreement shall have the meanings set forth in the Stock Purchase Agreement. The following defined terms shall have the meanings set forth below:

       1.1 "AFFILIATE" shall mean an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a specified entity. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any entity, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities or by contract or otherwise, and (b) the ownership of at least fifty percent (50%) of the voting securities of that entity. Notwithstanding anything to the contrary contained herein, "Affiliate" shall not include, in the case of Chiron, Novartis AG or any Affiliate of Novartis AG (other than Chiron and any of its direct or indirect subsidiaries). For clarity of understanding, following the Effective Date, Affiliates of CDC shall mean Purchaser and its Affiliates.

       1.2 "ANCILLARY AGREEMENTS" shall have the meaning set forth in the Stock Purchase Agreement.

       1.3 "BLOOD SCREENING" shall mean (i) the screening of blood, plasma or blood components intended for transfusion or for use in blood products (e.g., immunoglobulins), and (ii) the screening of any biological materials intended for transfusion or transplantation, in each case from any donor, including autologous donors.

       1.4 "CDC HCV/HIV PROBE PRODUCT" shall mean a Probe IVD Product which is researched, developed, manufactured, used or sold by CDC, a CDC Affiliate or a permitted sublicensee of CDC, under circumstances which would, in the absence of the licenses granted under Section 2.1, constitute an infringement of a Valid Claim of a Chiron HCV/HIV Patent.

       1.5 "CDC KNOW-HOW" shall mean all Know-How which is owned or controlled by CDC or the Subsidiaries, as of the Effective Date, after giving effect to the Asset Transfer Agreement, except for Know-How which CDC is prohibited from licensing to Chiron hereunder pursuant to third party agreements binding on CDC as of the Effective Date.

       1.6 "CDC NON-HCV/HIV PRODUCT" shall mean an IVD Product (i) which is researched, developed, manufactured, used or sold by or on behalf of CDC, a CDC Affiliate or a permitted sublicensee of CDC, under circumstances which would, in the absence of the licenses granted under Section 2.2, constitute an infringement of a Valid Claim of a Chiron Non-HCV/HIV Patent, and (ii) which does not infringe a Valid Claim of a Chiron HCV/HIV Patent.

       1.7 "CDC PATENT" shall mean (i) any patent or patent application (or any patent issued thereon) which is within Included Company Patents or Transferred Chiron Patents, and any divisions, extensions, renewals, reissues, reexamination certificates and continuations of such patents and patent applications; or (ii) any invention which is the subject of a patent application filed by CDC or its then Affiliates, or a written invention disclosure received by CDC or its then Affiliates from a person obligated to assign inventions to CDC or its then Affiliates, in each case within [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, which falls within the scope of the claims of any Included Company Patent, Transferred Chiron Patent, a patent or patent application referenced in Schedule 1.7(a) of the Stock Purchase Agreement, an Excluded Chiron Patent or a Transferred Company Patent, together with any patent applications claiming such invention (or any patent issued thereon) and any divisions, extensions, renewals, reissues, reexamination certificates and continuations thereof; or (iii) any CDC Sublicensable Patent as to which Chiron has elected, pursuant to Section 2.6, to take a sublicense.

       1.8 "CDC SUBLICENSABLE PATENT" shall mean any patent or patent application (i) which is licensed to CDC or the Subsidiaries by a third party as of the Effective Date; or which is licensed to Chiron or any Other Chiron Affiliate by a third party under a license agreement which is assigned to CDC pursuant to the Asset Transfer Agreement; and (ii) as to which CDC has the right to grant a sublicense to Chiron.

       1.9 "CHIRON HCV/HIV PATENT" shall mean (i) any patent or patent application (or any patent issued thereon) listed in Schedule 1.7(a) of the Stock Purchase Agreement, and any divisions, extensions, renewals, reissues, reexamination certificates and continuations of such patents and patent applications; or (ii) any invention which is the subject of a patent application filed by Chiron or its Affiliates, or a written invention disclosure received by Chiron or its then Affiliates from a person obligated to assign inventions to Chiron or its then Affiliates, in each case within the [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, which falls within the scope of the claims of a patent or patent application listed in Schedule 1.7(a) of the Stock Purchase Agreement, together with any patent applications claiming such invention (or any patent issued thereon) and any divisions, extensions, renewals, reissues, reexamination certificates and continuations thereof; or
(iii) any Chiron Sublicensable Patent with respect to HCV or HIV as to which CDC has elected, pursuant to Section 2.5, to take a sublicense.

       1.10 "CHIRON IVD KNOW-HOW" means that Know-How which is owned or controlled by Chiron or any Other Chiron Affiliate, as of the Effective Date, after giving effect to the Asset Transfer Agreement, which relates to the Included Businesses, except for Know-How which Chiron is prohibited from licensing to CDC hereunder pursuant to third party agreements binding on Chiron as of the Effective Date.

       1.11 "CHIRON NON-HCV/HIV PATENT" shall mean (i) any patent or patent application (or any patent issued thereon) which is within Excluded Chiron Patents, and any divisions, extensions, renewals, reissues, reexamination certificates and continuations of such patents and patent applications; or (ii) any invention which is the subject of a patent application filed by Chiron or its Affiliates, or a written invention disclosure received by Chiron or its Affiliates from a person obligated to assign inventions to Chiron or its Affiliates, in each case within the [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, which falls within the scope of the claims of any Included Company Patent, Transferred Company Patent, Excluded Chiron Patent or Transferred Chiron Patent, together with any patent applications claiming such invention (or any patent issued thereon) and any divisions, extensions, renewals, reissues, reexamination certificates and continuations thereof; or (iii) any Chiron Sublicensable Patent other than those with respect to HCV or HIV, as to which CDC has elected, pursuant to Section 2.5, to take a sublicense.

       1.12 "CHIRON SUBLICENSABLE PATENT" shall mean a patent or patent application which is subject to a license agreement identified as an Excluded Chiron License, or a Transferred Company License, or any other license agreement covering patents or patent applications which are used in Products or Products In Development as of the Effective Date, in each case, as to which Chiron has the right to grant a sublicense to CDC.

       1.13 "INFORMATICS PRODUCT" shall mean any product or service consisting of information technology for use in healthcare, excluding IVD Products.

       1.14 "IVD PRODUCT" shall mean a product for use in IN VITRO testing of human specimens for the purpose of diagnosis, prognosis, or monitoring the progress of disease or monitoring the effect of treatment of disease, in the human from which the specimens were taken. For the avoidance of doubt, IVD Products expressly exclude all products for use in Blood Screening, and all Vaccine/Therapeutic Products.

       1.15 "KNOW-HOW" shall mean unpatented inventions, discoveries, information, trade secrets, data, results and biological materials.

       1.16 "LICENSED CDC PRODUCT" shall mean a CDC HCV/HIV Probe Product or a CDC Non-HCV/HIV Product.

       1.17 "Licensed Chiron Patent" shall mean a Chiron HCV/HIV Patent or a Chiron Non-HCV/HIV Patent.

       1.18 "LICENSED CHIRON PRODUCT" shall mean a product which is researched, developed, manufactured, used or sold by Chiron, a Chiron Affiliate or a permitted sublicensee, under circumstances which would, in the absence of the licenses granted under Section 2.3 or 2.4, constitute an infringement of a Valid Claim of a CDC Patent.

       1.19 "NET SALES" shall mean the amount billed or invoiced for products sold by CDC, its Affiliates, or its sublicensees, less:

       i)     Discounts actually allowed and taken;

       ii)    Amounts repaid or credited by reason of rejection or return;

       iii) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, or transportation or insurance charges;

       iv) The reasonable value of the instrument, instrument financing, consumables other than the products in question, and service components of an operating or capital lease for instrumentation on which the products are used, for which the charges are included in the price of the products purchased by the lessee, provided that the methods for determining such values shall be proposed by CDC and subject to Chiron's written consent, not to be unreasonably withheld;

       v) Charges for freight, handling and transportation paid by the selling entity; and

       vi) Sales, use and value-added taxes and other similar taxes incurred and separately stated on invoices.

              1.19.1 Net Sales shall include all sales to non-Affiliate third parties, including sales to Authorized Distributors in countries where, due to regulatory constraints and/or market practice, substantially all sales of the relevant CDC HCV/HIV Probe IVD Product and competitive third party products are made through Authorized Distributors, provided that CDC shall use reasonable efforts in connection with sales to such Authorized Distributors to comply with clause (i) immediately below.
       With respect to sales to all other Authorized Distributors, if Net Sales are based on the transfer price to the Authorized Distributor rather than end user sales, either (i) Net Sales on which royalties shall be calculated shall be deemed to be not less than the higher of the average selling price for the applicable product in the United States or the European Union, or (ii) the parties shall adopt another mechanism for preserving for Chiron the same economics as if such sales had been made by CDC or its Affiliate or its sublicensee rather than the Authorized Distributor. Any such mechanism shall be proposed by CDC and shall be subject to Chiron's written consent, which shall not be unreasonably withheld.

              1.19.2 For clarity of understanding, Net Sales shall not include any product furnished to third parties for which no payment is received, such as experimental, test market, promotional or other free goods. On the other hand, Net Sales shall include any product furnished in return for payment, whether or not such product is for commercial, research or other use. For clarity of understanding, Minimum Royalties shall apply to each Unit of product shipped to a customer for any purpose, except for Units supplied to third parties at no charge (i) for use in Purchaser's preclinical or clinical trials; or (ii) for testing, quality control or evaluation purposes. Without limiting the foregoing, products furnished to third parties at price discounts, including without limitation free goods furnished as part of sales promotions, shall be subject to Minimum Royalties. A sale shall be deemed to have been made and Earned Royalties or Maximum Royalties incurred, (except as specifically set forth in this Section 1.19.2) when the product is shipped ("Shipped"); provided that where an invoice is issued, the obligations to pay Earned Royalties and Minimum Royalties hereunder shall arise on the invoice date. Sales to or between Affiliates shall not be included in Net Sales until an Affiliate consumes the product in providing a commercial service for a non-Affiliate third party or Ships the product to a non-Affiliate third party.

              1.19.3 In the event that product subject to royalties hereunder is sold in combination with another product or active component, other than instrumentation covered under Section 1.19(iv) above, for a single price (a "Combination Product"), Net Sales from sales of a Combination Product, for purposes of calculating royalties due or allocating profits under this Agreement shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where A is the average per unit selling price in the country of sale, during the applicable reporting period, of the product subject to royalties hereunder if sold separately in the country of sale and B is the average per unit selling price in the country of sale, during the applicable reporting period, of the other product(s) or component(s) sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such Combination Products, shall be a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the product subject to royalties hereunder to the price of the Combination Product. Such apportionment shall be determined by CDC based upon its past practice and experience, and shall be subject to Chiron's written consent, which shall not be unreasonably withheld.

              1.19.4 In the event that CDC or a CDC Affiliate performs assays for commercial purposes utilizing CDC HCV/HIV Probe Products, Net Sales shall mean the invoiced amount for the patient result provided as a result of performance of such assays, less a reasonable deduction for the value of the services and or other products provided therewith, less the applicable deductions pursuant to Section 1.19. The allocation of value to services or other products provided shall be determined by CDC based upon its past practice and experience, and shall be subject to Chiron's written consent, which shall not be unreasonably withheld.

       1.20 "OPEN KIT" shall mean a bDNA based assay kit comprising solely the generic components of bDNA assay kits, then offered as IVD Products, and excluding any target probe(s).

       1.21 "PROBE IVD PRODUCT" shall mean an IVD Product for the detection or quantification of nucleic acid sequences.

       1.22 "RESEARCH TOOL" shall mean a product sold for research use only and not for use as an IVD Product, the manufacture, use or sale of which, but for the licenses granted under Section 2.4, would infringe a CDC Patent. Notwithstanding the foregoing, Research Tools specifically exclude Open Kits.

       1.23 "THERAMETRICS PRODUCT" shall mean a product having both an IVD Product component and a Vaccine/Therapeutic Product component, wherein such components are contained in a single package and wherein the information provided by the IVD Product component is medically and functionally related to the IN VIVO effect provided by the Vaccine/Therapeutic Product component.

       1.24 "UNIT" shall mean the number of individual patient results generated by the use of a CDC HCV/HIV Probe Product, such that the number of Units contained in such CDC HCV/HIV Probe Product equals the number of patient results which are obtained through use of such CDC HCV/HIV Probe Product assay kit, as determined in a manner to be proposed by CDC, and subject to Chiron's written consent, which shall not be unreasonably withheld.

       1.25 "VACCINE/THERAPEUTIC PRODUCT" shall mean any product that is intended for IN VIVO effect regardless of whether the method of administration is IN VIVO, or EX VIVO, to prevent, control, treat, mitigate or alter the course of disease or otherwise maintain or improve health, including for the avoidance of doubt, IN VIVO or EX VIVO genetic manipulation, excluding all IVD Products.

       1.26 "VALID CLAIM" shall mean a claim in any issued, active, unexpired Licensed Chiron Patent or CDC Patent (as the context indicates) which has not been withdrawn, canceled, lapsed or disclaimed, or held unpatentable, invalid or unenforceable by a non-appealed or nonappealable decision by a court or other appropriate body of competent jurisdiction. The scope of a Valid Claim shall be limited to its terms as defined by any such court or decision-making body of competent jurisdiction.

2.     LICENSE AND OPTION GRANTS

       2.1 CHIRON HCV/HIV PATENTS. Subject to the terms and conditions of this Agreement and subject to the rights of third parties under existing license agreements listed in Schedule 2.13(j) of the Stock Purchase Agreement, Chiron hereby grants to CDC and its Affiliates, for so long as they remain Affiliates, a worldwide license under the Chiron HCV/HIV Patents to research, develop, make, have made, use and sell CDC HCV/HIV Probe Products. Such license shall bear royalties in accordance with Section 3.1.

              2.1.1 The license granted under this Section 2.1 is transferable only pursuant to Section 11.5. CDC shall have the right to grant sublicenses hereunder as follows:

                     (a) CDC shall not grant any sublicenses, with respect to HCV or HIV, prior to the earlier of the effective date of the first license granted by Chiron pursuant to Section 2.1.3, or the first commercial sale of a Probe IVD Product by Chiron pursuant to Section 2.1.3, with respect to HCV or HIV, respectively.

                     (b) Thereafter, CDC may, with respect to each of HCV and HIV, grant up to [CONFIDENTIAL TREATMENT REQUESTED], on a cumulative basis. In lieu of [CONFIDENTIAL TREATMENT REQUESTED], CDC may elect to offer [CONFIDENTIAL TREATMENT REQUESTED] with respect to each of HCV and HIV, in each of the four regions identified in Section 2.1.3(b), on a cumulative basis.

                            (i)  Notwithstanding the foregoing, CDC shall not
grant any such sublicense, whether worldwide or regional, without Chiron's prior written consent (which shall not be unreasonably withheld), [CONFIDENTIAL TREATMENT REQUESTED].

                            (ii)  After the test set forth in Section 2.1.1 (b)
(i) has been satisfied, CDC may grant sublicenses in its discretion, subject to the limits of this Section 2.1.1.

                     (c) Each sublicense granted by CDC hereunder with respect to HCV shall bear earned royalties and minimum royalties which are at least [CONFIDENTIAL TREATMENT REQUESTED] (measured as [CONFIDENTIAL TREATMENT REQUESTED] of the earned royalties or minimum royalties) [CONFIDENTIAL TREATMENT REQUESTED] earned royalties and minimum royalties payable by [CONFIDENTIAL TREATMENT REQUESTED] licensees of Chiron pursuant to Section 2.1.3, with respect to HCV, in the relevant region; provided that after Chiron has granted [CONFIDENTIAL TREATMENT REQUESTED] authorized under Section 2.1.3 with respect to any region, or Chiron is engaged in the sale of Probe IVD Product directed to HCV and Chiron has granted [CONFIDENTIAL TREATMENT REQUESTED] authorized under
Section 2.1.3 with respect to HCV with respect to any region, CDC shall not be required to impose on its sublicensees earned royalties and minimum royalties which are [CONFIDENTIAL TREATMENT REQUESTED] than the [CONFIDENTIAL TREATMENT REQUESTED] earned royalties and minimum royalties payable by [CONFIDENTIAL TREATMENT REQUESTED] of Chiron pursuant to Section 2.1.3 with respect to HCV in the relevant region.

                     (d) The Earned Royalties and Minimum Royalties payable by CDC to Chiron under this Agreement with respect to sublicensee sales in any region shall be equal to the applicable amounts payable pursuant to Exhibit A hereto [CONFIDENTIAL TREATMENT REQUESTED].

                     (e) Except as provided in this Section 2.1.1, any sublicense permitted under this Section 2.1.1 shall be subject to all of the terms and conditions of this Agreement.

                     (f) In the event that a sublicense granted by CDC pursuant to Section 2.1.1(b) is terminated, CDC shall have the right to replace such license consistent with the limitations set forth in this Section 2.1.1.

              2.1.2 CDC acknowledges and agrees that the inclusion of CDC Affiliates within the license grant pursuant to Section 2.1 is intended to enable CDC to utilize the manufacturing and sales capabilities of its Affiliates in connection with the manufacture and sale of CDC HCV/HIV Probe Products in a manner substantially similar to the involvement of such Affiliates in the manufacture and sale of Purchaser's products generally. CDC and its Affiliates shall not evade the sublicensing provisions of Section 2.1.1 by creating affiliates specifically in connection with CDC HCV/HIV Probe Products, or through other third party arrangements such as joint ventures, collaborations, or distribution arrangements with distributors other than Authorized Distributors as defined herein. CDC and its Affiliates are licensed hereunder only to sell or distribute CDC HCV/HIV Probe Products, under the label, name and trademark of CDC or its Affiliates, only through the sales force of CDC or its Affiliates, or through the following entities (which entities are referred to herein as "Authorized Distributors"): (i) local third party distributors which are not engaged, and which are not affiliates (based on the criteria in Section 1.1, except that the definition of control shall be based on either
Section 1.1(a) or (b)) of any entity which is engaged, in the global sale of diagnostic products or (ii) an entity to which CDC is then authorized to grant a sublicense pursuant to Section 2.1.1 and with which CDC then enters into a distribution agreement in lieu of granting a sublicense. CDC and its Affiliates are not licensed to perform OEM manufacturing of CDC HCV/HIV Probe Products for a third party other than an Authorized Distributor; to supply CDC HCV/HIV Probe Products for resale to any third party other than an Authorized Distributor; or to permit any Authorized Distributor or other third party to sell any CDC HCV/HIV Probe Product under another third party label, name or trademark or to permit any Authorized Distributor or other third party to sell any CDC HCV/HIV Probe Product under its own label, name or trademark for use on an instrument bearing the label name or trademark of another party, except pursuant to a sublicense authorized pursuant to Section 2.1.1.

              2.1.3  The license granted to CDC and its Affiliates under this
Section 2.1 shall be semi-exclusive with respect to Probe IVD Products. Semi-exclusive means that, in addition to licenses to third parties existing as of the date of the Stock Purchase Agreement, Chiron retains the right to practice under the Chiron HCV/HIV Patents itself, subject to the Non-Competition Agreement, and/or to grant [CONFIDENTIAL TREATMENT REQUESTED] under the Chiron HCV/HIV Patents, in each case to research, develop, make, have made, use and sell Probe IVD Products with respect to each of HCV and HIV, as follows:

                     (a) Except to the extent CDC otherwise consents pursuant to Section 2.1.3(e) below, with respect to each of HCV and HIV, Chiron may grant up to [CONFIDENTIAL TREATMENT REQUESTED] with respect to Probe IVD Products if Chiron is not directly engaged in the sale of Probe IVD Products directed to HCV or HIV, as the case may be, or Chiron may grant [CONFIDENTIAL TREATMENT REQUESTED] if Chiron is directly engaged in the sale of Probe IVD Products directed to HCV or HIV, as the case may be.

                     (b) (i) If Chiron has granted one worldwide license pursuant to Section 2.1.3(a), and Chiron is not then directly engaged in the sale of Probe IVD Products with respect to HCV or HIV, as applicable, Chiron shall thereafter have the right, in Chiron's sole discretion, in lieu of the [CONFIDENTIAL TREATMENT REQUESTED] permitted pursuant to Section 2.1.3(a), to grant a license for each of HCV and HIV in each of the following four regions:
(aa) North America, (bb) the European Union, (cc) Japan and (dd) all other countries of the world.

                            (ii)  If Chiron has not granted any worldwide
license pursuant to Section 2.1.3(a), and Chiron is not directly engaged in the sale of Probe IVD Products with respect to HCV or HIV, as applicable, Chiron shall have the right to grant up to [CONFIDENTIAL TREATMENT REQUESTED] for each of HCV and HIV in each of the four regions described above with CDC's prior written consent. Such regional sublicenses may not be granted until the expiration of [CONFIDENTIAL TREATMENT REQUESTED] after the Effective Date. After the [CONFIDENTIAL TREATMENT REQUESTED] the Effective Date, regional sublicenses pursuant to this Section 2.1.3 (b) (ii) may be granted only with CDC's prior written consent, not to be unreasonably withheld, unless and until Chiron has granted [CONFIDENTIAL TREATMENT REQUESTED]; and thereafter Chiron shall have the right to grant any further regional licenses pursuant to this
Section 2.1.3 (b) at its sole discretion. In the event that Chiron elects to grant [CONFIDENTIAL TREATMENT REQUESTED] with respect to HCV, the provisions of Paragraph 3(b) of Exhibit A shall apply in lieu of the provisions of Paragraph 3(a) of Exhibit A.

                     (c) If Chiron chooses to engage directly in sales of Probe IVD Products directed to HCV (subject to the Non-Compete Agreement), such activities of Chiron shall replace [CONFIDENTIAL TREATMENT REQUESTED] Chiron is permitted to grant under Section 2.1.3(a) if Chiron's sales are worldwide; or if Chiron's sales are regional, such activities shall replace [CONFIDENTIAL TREATMENT REQUESTED] of the [CONFIDENTIAL TREATMENT REQUESTED] which Chiron is permitted to grant under Section 2.1.3 (b), in each region where Chiron sells such Probe IVD Product directed to HCV. For the avoidance of doubt, it is understood that Chiron shall have no right to engage directly in sales of IVD Probe Products directed to HCV in any country in which [CONFIDENTIAL TREATMENT REQUESTED] (whether global or regional) granted by Chiron under this Section
2.1.3 are in effect.

                     (d) The limitations with respect to Chiron's ability to grant licenses under the Chiron HCV/HIV Patents set forth in Sections 2.1.3(a) and (b) shall be effective from the date of the Stock Purchase Agreement. With respect to each license which Chiron is permitted to grant under this Section 2.1.3:

                            (i)  Chiron shall have the right to select the
licensee and negotiate the terms of the license in its complete and sole discretion, except as expressly agreed in this Agreement.

                            (ii)  Chiron shall retain 100% of the proceeds of
any such license.

                            (iii)  Any such additional licenses shall be subject
to the terms set forth in Paragraph 3 of Exhibit A.

                            (iv)  Such additional licenses shall not include the
rights to grant sublicenses, except to Affiliates for so long as they remain Affiliates of the licensee, and shall contain provisions not less restrictive than those set forth in Section 2.1.2.

                     (e) With respect to each of HCV and HIV, Chiron shall not have the right to grant licenses under the Chiron HCV/HIV Patents for the research, development, manufacture, use or sale of Probe IVD Products beyond those permitted under Section 2.1.3(a) or (b) except with the prior written consent of CDC, which may be granted in CDC's sole discretion. In the event that a license granted by Chiron pursuant to Section 2.13(a) or (b) is terminated, Chiron shall have the right to replace such license with a new license, consistent with the limitations set forth in Section 2.1.3(a) or (b).

                     (f) Notwithstanding the foregoing, Chiron retains a non-exclusive right under the Chiron HCV/HIV Patents to conduct research with respect to Probe IVD Products.

                     (g) The following provisions shall apply with respect to third party patents directed to HCV, which are within the scope of Valid Claims of Chiron HCV/HIV Patents, and Valid Claims of which, but for licenses granted pursuant to this Section 2.1.3 (g), would be infringed by the manufacture, use or sale of CDC HCV/HIV Probe Products directed to HCV which being sold or under development as of the Effective Date ("Third Party HCV Patents").

                            (i)    If a Third Party HCV Patent is owned or
controlled by a licensee of Chiron pursuant to Section 2.1.3 (a) or (b), Chiron agrees that it will not acquire a license under such Third Party HCV Patent for use in Probe IVD Products (but without limiting Chiron's rights to acquire a license only for use in Blood Screening), unless Chiron [CONFIDENTIAL TREATMENT REQUESTED].

                            (ii)   If a Third Party HCV Patent is owned by an
entity other than a licensee of Chiron pursuant to Section 2.1.3 (a) or (b), and if Chiron acquires a license under such Third Party HCV Patent for use in Probe IVD Products (but without limiting Chiron's right to acquire a license only for use in Blood Screening), Chiron will [CONFIDENTIAL TREATMENT REQUESTED].

                     (h)  All licenses entered into by Chiron pursuant to this
Section 2.1.3 shall be with parties actively engaged, or reasonably expected to be actively engaged, in the sale and distribution of Probe IVD Products in the region or regions covered by the license and the terms thereof shall be bona-fide commercial terms negotiated at arm's length.

       2.2 CHIRON NON-HCV/HIV PATENTS. Subject to the terms and conditions of this Agreement, and subject to any rights of third parties existing as of the date of the Stock Purchase Agreement under license agreements listed in Schedule 2.13(j) of the Stock Purchase Agreement, Chiron hereby grants to CDC and its Affiliates (i) an exclusive worldwide license, under the Chiron Non-HCV/HIV Patents to research, develop, make, have made, use and sell CDC Non-HCV/HIV Products and Open Kits; and (ii) a non-exclusive worldwide license, under the Chiron Non-HCV/HIV Patents to research, develop, make, have made, use and sell Research Tools. CDC shall have the right to grant sublicenses under such licenses, except to the extent restricted pursuant to Section 2.5. [CONFIDENTIAL TREATMENT REQUESTED].

       2.3    CDC PATENTS.

              (a) Subject to the terms and conditions of this Agreement, CDC hereby grants to Chiron and its Affiliates an exclusive worldwide license, with the right to sublicense except to the extent restricted pursuant to Section 2.6, under the CDC Patents to research, develop, make, have made, use and sell any and all products for use in Blood Screening.

              (b) To the extent any CDC Patents are subject to the exclusive license to Ortho under the Chiron/Ortho Agreement, CDC hereby grants Chiron an exclusive worldwide license, with right to sublicense, except to the extent restricted pursuant to Section 2.6, under such CDC Patents, to research, develop, make, have made, use and sell any and all products subject to the Chiron/Ortho Agreement.

              (c) CDC hereby grants to Chiron a non-exclusive worldwide license under the CDC Patents, (i) to research, develop, make, have made, use and sell any and all Vaccine/Therapeutic Products and Informatics Products, with the right to sublicense except to the extent restricted pursuant to Section 2.6; and (ii) subject to the Non-Competition Agreement, to conduct internally or for or with third parties, research of all types and for all purposes, whether internal, collaborative, commercial, or non-commercial.

              (d) CDC hereby grants to Chiron a non-exclusive, worldwide license under the CDC Patents, to research, develop, make, have made, use and sell any and all Therametrics Products, with the right to sublicense except to the extent restricted pursuant to Section 2.6, and subject to the following. Chiron hereby grants to CDC the option to manufacture and supply on an exclusive basis and on commercially reasonable terms, any IVD Product which is a component of a Therametrics Product, if the manufacture, use or sale of such IVD Product would, but for the license granted hereunder, infringe a Valid Claim of a CDC Patent. Such option shall be exercisable by CDC on written notice to Chiron within [CONFIDENTIAL TREATMENT REQUESTED] following receipt by CDC of written notice from Chiron describing the IVD Product in question. If CDC exercises such option, the parties shall negotiate in good faith a supply agreement on reasonable commercial terms. Any terms which cannot be agreed upon within [CONFIDENTIAL TREATMENT REQUESTED] after exercise of the option shall be submitted for resolution under Article 10. If CDC fails to exercise the option, Chiron shall be free to manufacture or have manufactured and sell the IVD Product pursuant to the license granted herein.

              (e) [CONFIDENTIAL TREATMENT REQUESTED]. For avoidance of doubt, this Section 2.3 (e) shall not apply to any supply agreement pursuant to
Section 2.3(d).

       2.4    OPTION FOR RESEARCH TOOLS.   CDC hereby grants to Chiron an option
to obtain one or more non-exclusive licenses, on commercially reasonable terms and royalty rates to be negotiated in good faith, under the CDC Patents, to make, have made, use and sell Research Tools. Such option shall be exercised by Chiron on a Research Tool by Research Tool basis.

       2.5    CHIRON SUBLICENSABLE PATENTS.

              2.5.1 [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, Chiron shall grant sublicenses to CDC under any or all of the Chiron Sublicensable Patents, as requested by CDC by its giving written notice thereof to Chiron. Such sublicenses shall have the same scope and be subject to the same terms and conditions as set forth in Section 2.1, in the case of Chiron Sublicensable Patents claiming HCV or HIV; and shall have the same scope and be subject to the same terms and conditions as set forth in Section 2.2, in the case of other Chiron Sublicensable Patents, in each case to the extent permitted under the terms of the underlying third party license. [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, Chiron shall not grant any sublicenses to third parties under the Chiron Sublicensable Patents which would preclude Chiron from granting the rights to CDC set forth above. Following [CONFIDENTIAL TREATMENT REQUESTED], Chiron shall be free to grant any sublicenses under the Chiron Sublicensable Patents to third parties under any terms and conditions, including the granting of exclusive sublicenses. In the event that CDC requests such a sublicense [CONFIDENTIAL TREATMENT REQUESTED] the Effective Date, Chiron will grant such sublicense, subject to any and all intervening rights of third parties, to the extent Chiron is then permitted to do so.

              2.5.2 All sublicenses granted to CDC hereunder shall be subject to all of the terms and conditions of the underlying third party license agreements; including without limitation all royalty and other payment obligations to the third party licensor; provided that CDC shall be subject to such obligations only from the time of the grant of such sublicense to CDC but only to the extent attributable solely to sales of licensed products by CDC, its Authorized Distributors, or, to the extent permitted hereunder, its Affiliates and sublicensees, under such sublicenses; and further PROVIDED that [CONFIDENTIAL TREATMENT REQUESTED] shall be due Chiron (as opposed to a third party licensor) with respect to any such sublicenses. Upon its election to receive a sublicense, CDC shall be obligated to perform the obligations of a licensee under the underlying third party license with respect to its activities as a sublicensee. CDC shall pay Chiron all amounts owing to the third party licensor with respect to CDC's activities in sufficient time for Chiron to meet its payment requirements to the third-party licensors. If required under the third-party license, the parties shall execute any documentation necessary to give effect to such sublicense. CDC and its Affiliates shall indemnify and defend Chiron against any loss or claim resulting from a breach of an underlying license relating to Chiron Sublicensable Patents based on the acts or omissions of CDC or its Affiliates, Authorized Distributors or permitted sublicensees.

       2.6    CDC SUBLICENSABLE PATENTS.

              2.6.1 [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, CDC shall grant sublicenses to Chiron under any or all of the CDC Sublicensable Patents as requested by Chiron by its giving written notice thereof to CDC. Such sublicenses shall have the same scope and be subject to the same terms and conditions as set forth in Section 2.3, to the extent permitted under the terms of the underlying third party license. [CONFIDENTIAL TREATMENT REQUESTED] following the Effective Date, CDC shall not grant any sublicenses under the CDC Sublicensable Patents which would preclude CDC from granting to Chiron the rights set forth above. Following [CONFIDENTIAL TREATMENT REQUESTED], CDC shall be free to grant any sublicenses under the CDC Sublicensable Patents to third parties under any terms and conditions, including the granting of exclusive sublicenses. In the event that Chiron requests such a sublicense [CONFIDENTIAL TREATMENT REQUESTED] the Effective Date, CDC will grant such sublicense, subject to any and all intervening rights of third parties, to the extent CDC is then permitted to do so.

              2.6.2 All sublicenses granted to Chiron hereunder shall be subject to all of the terms and conditions of the underlying third party license agreements, including without limitation all royalty and other payment obligations to the third party licensor, provided that Chiron shall be subject to such obligations only from the time of the grant of such sublicense to Chiron but only to the extent attributable solely to sales of licensed products by Chiron, or its Affiliates or sublicensees, under such sublicenses; PROVIDED further that [CONFIDENTIAL TREATMENT REQUESTED] shall be due CDC (as opposed to a third party licensor) with respect to any such sublicenses. Upon its election to receive a sublicense, Chiron shall be obligated to perform the obligations of licensee under such underlying third party license with respect to its activities as sublicensee. Chiron shall pay to CDC all amounts owing to the third party licensor with respect to Chiron's activities in sufficient time for CDC to meet its payment requirements to the third-party licensors. If required under the third party license, the parties shall execute any documentation necessary to give effect to such sublicense. Chiron shall indemnify and defend CDC against any loss or claim resulting from a breach of an underlying license relating to CDC Sublicensable Patents based on the acts or omissions of Chiron, its Affiliates or permitted sublicensees.

       2.7    KNOW-HOW.

              (a) Recognizing the difficulty in segregating unpatented information transferred to CDC from that which remains with Chiron, (i) CDC hereby grants to Chiron a perpetual, irrevocable, non-exclusive, royalty-free license under CDC Know-How, for any and all purposes, with right to sublicense and to transfer; and (ii) Chiron hereby grants to CDC a perpetual, irrevocable, non-exclusive, royalty-free license under the Chiron IVD Know-How for all purposes, with right to sublicense and to transfer. Chiron and CDC each agree to use the same degree of care with respect to disclosure of Chiron IVD Know-How and CDC Know-How as such party uses with respect to other Know-How owned by it. CDC Know-How and Chiron IVD Know-How shall not be deemed Information received from the other party for purposes of Article 8.

              (b) Notwithstanding the foregoing, the parties acknowledge that title to CDC Know-How existing as of the Effective Date which is subject to the exclusive license to Ortho under the Chiron/Ortho Agreement has been transferred to Chiron under the Asset Transfer Agreement as part of the Excluded Hepatitis/Retrovirus Patents and Know-How. Any such know-how which remains in the possession of CDC shall remain subject to such exclusive license to Ortho.

       2.8 RETAINED INTERESTS. Each party retains all right, title and interest in and to all of its patents, patent applications, know-how and other intellectual property except to the extent expressly granted to the other party, under this Agreement, the Stock Purchase Agreement or the Ancillary Agreements. For the avoidance of doubt, Chiron grants no rights or interests to CDC or its Affiliates in or to any patents, patent applications, Know-How or other intellectual property ("Chiron Intellectual Property"), except Chiron Intellectual Property which is related to the continued conduct of the Business, including Chiron Intellectual Property that covers Products or Products in Development, but excluding Chiron Intellectual Property which does not cover Products or Products in Development and may cover Future Products.

       2.9 [CONFIDENTIAL TREATMENT REQUESTED]; MEDICARE DATABASE. Subject to the terms and conditions of the agreement, Chiron hereby grants to CDC and its Affiliates a non-exclusive worldwide [CONFIDENTIAL TREATMENT REQUESTED] license, without right to sublicense, under the following technologies, solely for the purpose of research and development of IVD
Products: (i) the patent applications set forth in Exhibit B hereto, together with any patents issued thereon and any divisions, extensions, renewals, reissues, reexamination certificates and continuations thereof (collectively, [CONFIDENTIAL TREATMENT REQUESTED]); and (ii) that certain medicare database retained by Chiron as part of the Informatics Business (the "Medicare Database"). The Medicare Database is made available to CDC and its Affiliates as it exists at Closing. Nothing herein shall require Chiron to maintain, improve or enhance such database following the Closing. If Chiron elects to improve or enhance such database, or to add information to it, Chiron agrees to offer CDC and its Affiliates such improvements or enhancements, and/or a subscription to access such additional information on commercially reasonable terms.

              Promptly following the Effective Date, Chiron shall facilitate access by CDC to the [CONFIDENTIAL TREATMENT REQUESTED] software and the Medicare database, including, but not limited to, providing or obtaining connectivity or free standing electronic copies where appropriate for CDC to have effective access to such software and database in an independently useable form.

              Nothing herein shall require Chiron to take any action to prosecute, maintain or defend any [CONFIDENTIAL TREATMENT REQUESTED] patent application or patents.

              Nothing herein shall be deemed to grant CDC or its Affiliates any right to commercialize [CONFIDENTIAL TREATMENT REQUESTED] or the Medicare Database, or any products using, incorporating or based on [CONFIDENTIAL TREATMENT REQUESTED] or the Medicare Database.

       2.10 OTHER SUBLICENSES. Notwithstanding the restrictions on sublicensing set forth in Section 2.1.1, Chiron hereby consents to the grant by CDC of sublicenses as set forth in the following agreements, in connection with the assignment, transfer and conveyance of such agreements from Chiron to CDC, which sublicenses shall not count against the limits set forth in
Section 2.1.1: [CONFIDENTIAL TREATMENT REQUESTED].

3.     ROYALTIES, FEES AND RECORDS

       3.1 CDC HCV/HIV PROBE PRODUCTS. In addition to any amounts payable pursuant to Section 2.5, if any, CDC and its Affiliates agree to make payments to Chiron as set forth in Exhibit A. Exhibit A also sets forth the manner in which such compensation may be adjusted.

       3.2 LICENSES UNDER CHIRON NON-HCV/HIV PATENTS, CDC PATENTS, CDC KNOW-HOW, CHIRON IVD KNOW-HOW. [CONFIDENTIAL TREATMENT REQUESTED] with respect to the licenses granted under Sections 2.2, 2.3, 2.7, or 2.9 except those payable pursuant to Section 2.5 or 2.6, if any.

       3.3 LICENSE FEE. Conditioned upon the occurrence of the Closing under the Stock Purchase Agreement, CDC hereby agrees to pay Chiron a license fee of [CONFIDENTIAL TREATMENT REQUESTED] payable on the Effective Date. CDC shall be entitled to a refund of the portion of such license fee which has not then become non-refundable, in accordance with the schedule set forth below, in the event that CDC elects to terminate all, but not less than all, licenses granted to it under this Agreement (a "CDC Termination"). The portions of the license fee which are non-refundable shall increase over time, as follows, and between anniversaries of the Effective Date, shall increase ratably to the levels set forth below.

DATE OF CDC TERMINATION               NON-REFUNDABLE PORTION OF
                                      LICENSE FEE
On Effective Date                     [CONFIDENTIAL TREATMENT
                                      REQUESTED]
One year after Effective Date         [CONFIDENTIAL TREATMENT
                                      REQUESTED]
Two years after Effective Date        [CONFIDENTIAL TREATMENT
                                      REQUESTED]
Three years after Effective Date      [CONFIDENTIAL TREATMENT
                                      REQUESTED]

       3.4 RECORDS AND REPORTS. CDC shall keep complete and accurate records of the sale by it, its Affiliates, and permitted sublicensees of products subject to Earned Royalties or Minimum Royalties (each as defined in Exhibit A) pursuant to Exhibit A, and the sublicensed party shall keep complete and accurate records of the sale of products for which royalties are payable under
Section 2.5 or 2.6, as the case may be. Within 60 days following the end of each calendar quarter commencing with the first full or partial calendar quarter following the Effective Date, CDC shall deliver to Chiron a written report for such period setting forth, for each country to the extent relevant, the Net Sales of products subject to Earned Royalties or Minimum Royalties under Exhibit A and, with respect to products subject to Minimum Royalties under Exhibit A, the number of Units of each type of such products sold, which report shall also set forth the amounts payable pursuant to Exhibit A, and the calculation of such amounts, for such period. Each party shall deliver to the other such reports as are required pursuant to Section 2.5 or 2.6, as the case may be.

       3.5    AUDIT.

              (a) Chiron shall have the right to audit the records of CDC, its Affiliates, and permitted sublicensees using an independent certified public accounting firm reasonably acceptable to CDC, during reasonable business hours and on reasonable notice but not more than once per calendar year, solely for the purpose of verifying the earned Royalties and Minimum Royalties payable pursuant to this Agreement for the twelve (12) full quarters immediately preceding the date of the audit, provided that such accountants agree to keep all information received strictly confidential and agree to provide to Chiron only the information necessary to verify the calculation of amounts due hereunder.

              (b) If any such audit discloses an underpayment of [CONFIDENTIAL TREATMENT REQUESTED] or more for the period of such audit, which shall be at least four (4) full quarters in length, CDC shall bear the costs of such audit. Otherwise such audit shall be at the expense of Chiron. Underpayments resulting from withholding taxes pursuant to Section 4.3 or currency controls pursuant to
Section 4.5 shall not be deemed underpayments for the purposes of this Section
3.5 (b).

4.     PAYMENT

       4.1 QUARTERLY PAYMENT. Payments shall be made as provided in Exhibit A, except that any payments required pursuant to Sections 2.5 or 2.6 shall be made in accordance with the applicable third party license agreement.

       4.2 PAYMENT METHOD; DEFAULT INTEREST. All payments under this Agreement shall be made by bank wire transfer to the bank account designated in writing by the party receiving the royalty payments. Any late payments shall bear interest at the lesser of (i) [CONFIDENTIAL TREATMENT REQUESTED] rate as published in the Wall Street Journal as of the date payment is due; or (ii) the maximum rate permitted by applicable law.

       4.3 WITHHOLDING TAX. Except as otherwise required under Section 2.5 or 2.6, where required to do so by applicable law or treaty, the royalty-paying party shall withhold taxes required to be paid to a taxing authority on account of such income to the payee, and the royalty-paying party shall furnish the payee with satisfactory evidence of such withholding and payment in order to permit the payee to obtain a tax credit or other relief as may be available under the applicable law or treaty. The royalty-paying party shall cooperate with the payee in obtaining exemption from withholding taxes where available under applicable laws and treaties.

       4.4 CURRENCY. All payments shall be in U.S. Dollars and shall be made on the dates set forth herein. The Net Sales amount calculated hereunder for sales in countries other than the United States shall be converted into equivalent United States Dollars in accordance with the methods used for internal financial reporting purposes within Purchaser, unless otherwise required pursuant to Section 2.5 or 2.6.

       4.5 CURRENCY CONTROLS. If, by law, regulations, or fiscal policy of a particular country, payment as provided for above is restricted or forbidden, notice thereof in writing will be given to the payee and payment of the royalty will be made through such lawful means or methods as the payee designates. If the payee fails to so designate such lawful means or methods within 60 days after such notice is given to the payee, the payment of royalties by the royalty-paying party will be made by the deposit thereof in local currency to the credit of the payee in a recognized banking institution designated by the payee or, if none be designated by the payee within such period of 60 days, in a recognized banking institution of which the royalty-paying party shall notify the payee.

5.     REPRESENTATIONS AND WARRANTIES

       5.1 EXCEPT AS SPECIFICALLY SET FORTH IN THE STOCK PURCHASE AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL ANY PARTY LICENSING TECHNOLOGY TO THE OTHER PARTY HAVE, AS A RESULT OF SUCH LICENSE, ANY OBLIGATION OR LIABILITY FOR LOSS OF REVENUE OR PROFIT, OR FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

       In particular, with no limitation implied, nothing in this Agreement will be construed as:

       (i) A warranty or representation as to the validity or scope of any of the Licensed Chiron Patents or the CDC Patents;

       (ii) A warranty or representation that anything made, used, sold, or otherwise disposed of under the licenses granted in this Agreement is or will be free from infringement of patents of third parties;

       (iii) An obligation to bring or prosecute actions or suits against third parties for infringement, except as set forth in Section 6.4;

       (iv) Except as otherwise provided in the Stock Purchase Agreement or the Ancillary Agreements, conferring the right to use in advertising, publicity, or otherwise any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof, of another party; or

       (v) Except to the extent expressly provided in Article 2 hereof, conferring by implication, estoppel, or otherwise any license or rights under any patents or other proprietary rights of Chiron, CDC or their respective Affiliates.

6.     PATENT MATTERS

       6.1 PATENT PROSECUTION. Each party shall be responsible, at its sole expense and in its sole discretion, for the filing, prosecution, maintenance, defense and enforcement of patents owned by it.

       6.2 EXCHANGE OF INFORMATION. The parties shall keep each other currently advised in writing of any substantial changes in the status of their respective patent rights which are licensed hereunder, including but not limited to notice of the issuance of patents on pending patent applications included therein, reexaminations, reissues, and interferences and oppositions, and provide further updates on the status of such patent rights at the request of the other party. The parties need not disclose information subject to attorney-client privilege.

       6.3 INFRINGEMENT OF THIRD PARTY PATENT RIGHTS. CDC shall promptly notify Chiron in the event that it becomes aware of any claim alleging that the manufacture, use or sale of any CDC HCV/HIV Probe Product infringes any third party patent or intellectual property rights. Chiron shall promptly notify CDC in the event that it becomes aware of any claim alleging that the manufacture, use or sale of any Licensed Chiron Product utilizing any CDC Patents relating to bDNA infringes any third party patent or intellectual property right. Pursuant to Section 9.1, the party manufacturing or selling the product in question (the "Product Owning Party") shall be responsible for the defense of such claim, at its sole cost, except as provided herein. Chiron, in its sole discretion, shall have the exclusive right (but not the obligation) to assume and solely manage the defense of any such claim, at Chiron's expense, to the extent that such claim relates to specific HCV or HIV nucleotide sequences, or the defense of such claim relates to activities or intellectual property of Chiron. CDC shall have the exclusive right (but not the obligation) to assume and solely manage the defense of any such claim, at CDC's expense, to the extent such claim relates to bDNA technology, or the defense of such claim relates to activities or intellectual property of CDC. If the other party elects to exercise such right with respect to any such defense, the Product Owning Party shall take all appropriate and necessary actions to assist the other party in such defense. If the other party elects not to assume control of such defense, the Product Owning Party shall nonetheless keep the other party fully and promptly informed with respect thereto, including provision of notice of all discovery relating to the other party's activities or intellectual property, and copies of all documents and deposition records with respect thereto. Nothing in Section 6.3 shall limit in any way the Product Owning Party's obligations under Section 9.1 with respect to such claim, including without limitation the Product Owning Party's obligation to indemnify the other party and the other party's Affiliates against any damages or other liabilities arising from any such action.

       6.4    INFRINGEMENT BY THIRD PARTIES.

              6.4.1 Each party shall notify the other if it becomes aware of infringement by third parties of any patent rights licensed hereunder, (other than Chiron Sublicensable Patents or CDC Sublicensable Patents) if such infringement is within the field of uses licensed to such party under this Agreement. The patent owning party shall have the exclusive right to take action against such infringement in its sole discretion, subject to this Section 6.4.

              6.4.2 In the event that a third party is engaged in the sale of Probe IVD Products which infringe the Chiron HCV/HIV Patents (other than a Chiron Sublicensable Patent), the parties shall meet and confer, and negotiate in good faith regarding patent enforcement or licensing strategy, recognizing that (i) Chiron will control any litigation with respect to such patent enforcement, and (ii) that each party will have an interest in any settlement of such infringement involving a license under the Chiron HCV/HIV Patents which is not specifically authorized under Section 2.1.1 or 2.1.3.

              In general, the parties intend to utilize licensing solutions to the extent such licenses can be structured to fairly protect the economic interests of the parties. If, however, the parties agree to pursue legal action, the parties shall also agree upon a reasonable allocation of both litigation costs and recoveries.

              6.4.3 In the event that (i) the parties fail to reach agreement pursuant to Section 6.4.2; and (ii) the infringing product sold by the third party in a country is "substantially competitive" with a CDC HCV/HIV Probe Product directed to HCV which is then sold by CDC, a CDC Affiliate, an Authorized Distributor or a CDC sublicensee in the same country (an "Affected CDC Product"); and (iii) CDC has notified Chiron pursuant to Section 6.4.1 of an Affected CDC Product in [CONFIDENTIAL TREATMENT REQUESTED] (the "6.4.1.Notice"), then the provisions of this Section 6.4.3 shall apply. For this purpose, a third party infringing product shall be considered "substantially competitive" in a country if it achieves a market share in at least [CONFIDENTIAL TREATMENT REQUESTED] of the market for Probe IVD Products directed to HCV in such country. For this purpose, "Major Country" shall mean the United States, Germany, the United Kingdom or Japan.

                     (a)  If either (i) the 6.4.1 Notice identified an
Affected CDC Product in the United States, and Chiron fails to institute legal action in the United States within [CONFIDENTIAL TREATMENT REQUESTED] following receipt by Chiron of the 6.4.1 Notice and the infringement is not otherwise abated, or (ii) the 6.4.1 Notice identified an Affected CDC Product in a Major Country other than the United States, and Chiron fails to institute legal action against the infringing party in at least one of the United States, The Netherlands, Germany, the United Kingdom or Japan, within [CONFIDENTIAL TREATMENT REQUESTED] following receipt by Chiron of the 6.4.1. Notice, and the infringement is not otherwise abated; then CDC or its sublicensee shall be relieved of the obligation to pay that portion of Earned Royalties set forth in Section 6.4.3(b), and [CONFIDENTIAL TREATMENT REQUESTED], with respect to Affected CDC Products until such time as Chiron institutes such legal action as described in this Section 6.4.3 (a).

                     (b) If Chiron has not instituted such legal action at the end of such [CONFIDENTIAL TREATMENT REQUESTED] period and the infringement is not otherwise abated, the Earned Royalties with respect to the Affected CDC Products shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED]. If, at the end of each [CONFIDENTIAL TREATMENT REQUESTED] thereafter, Chiron has not instituted such legal action and the infringement is not otherwise abated, such Earned Royalties shall be reduced by an additional [CONFIDENTIAL TREATMENT REQUESTED] of the original Earned Royalties, such that if the legal action has not commenced and the infringement is not otherwise abated by the end of the [CONFIDENTIAL TREATMENT REQUESTED] from receipt by Chiron of the 6.4.1 Notice, [CONFIDENTIAL TREATMENT REQUESTED] shall be payable hereunder with respect to the Affected CDC Products.

                     (c) The obligations to pay Earned Royalties and Minimum Royalties shall be reinstated on a prospective basis at such time as CDC receives written notice of the institution of legal action in accordance with
Section 6.4.3 (a) or the infringement is otherwise abated, all subject to
Section 6.4.3 (d).

                     (d) If legal action as described in Section 6.4.3 (a) has not been instituted and the infringement is not otherwise abated for more than [CONFIDENTIAL TREATMENT REQUESTED] following receipt by Chiron of the 6.4.1 Notice, and if, as a result of the infringement, sales of the Affected CDC Product in a Major Country by CDC, its Affiliate, sublicensee or Authorized Distributor have declined by [CONFIDENTIAL TREATMENT REQUESTED] or more during the preceding [CONFIDENTIAL TREATMENT REQUESTED] period, then upon reinstatement of Earned Royalties and Minimum Royalties pursuant to Section 6.4.3 (c), the parties shall meet and confer regarding possible adjustments to the Earned Royalties and Minimum Royalties for the Affected CDC Product in view of such degradation of the market. The parties will discuss possible rate reductions, as well as a plan for reinstating the original economic expectations of the parties. It is expected that any agreed upon reduction of Earned Royalties or Minimum Royalties will be phased out over time, so as to return to the Earned Royalties and Minimum Royalties set forth in Exhibit A. If the parties fail to reach agreement on any such adjustment, the matter shall be submitted for resolution pursuant to Article 10, except that in the event of arbitration, each party shall submit to the neutral a proposal with respect to adjustments pursuant to this Section 6.4.3(d). The neutral shall be empowered to choose one proposal or the other, but shall not be empowered to order any such adjustment other than as proposed by one of the parties.

              6.4.4 CDC and its sublicensees shall cooperate with Chiron in connection with any legal action brought hereunder. Any recovery by Chiron in any such legal action shall first be applied to reimburse all costs incurred by Chiron or CDC in connection with such action, and the remainder shall be allocated between the parties as agreed pursuant to Section 6.4.2; or, if no agreement has been reached, the remainder shall be retained by Chiron.

7.     TERM, TERMINATION

       7.1 TERM. This Agreement shall be effective as of the Effective Date, and shall remain in force until the expiration of the last to expire of the Licensed Chiron Patents and the CDC Patents (provided, however, that no royalties shall be payable only with respect to CDC HCV/HIV Probe Products unless the manufacture, use or sale of which would, in the absence of a license, constitute an infringement of a Valid Claim of Chiron HCV/HIV Patents).

       7.2 EARLY TERMINATION. Either party may terminate the licenses granted hereunder to the other party, without affecting the licenses granted to the terminating party, in the following events:

              (a) If the other party materially breaches this Agreement and has failed to cure or demonstrate the nonexistence of the breach within 60 days after receipt of a written notice and demand to cure such breach; or

              (b) If the other party files in any court or agency pursuant to any bankruptcy or insolvency law a petition in bankruptcy or insolvency or for reorganization or similar arrangement or for the appointment of a receiver or trustee of such party or its assets; if the other party is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed; or if the other party makes an assignment for the benefit of its creditors. All licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that the licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by such licensee of its preexisting obligations under this Agreement.

       7.3 VOLUNTARY TERMINATION. CDC shall have the right to voluntarily terminate all, but not less than all, rights and licenses granted to CDC or its Affiliates under this Agreement, during the three years following the Effective Date, on not less than six months prior written notice to Chiron. No such termination shall affect any rights or licenses granted to Chiron or its Affiliates hereunder.

       7.4 SURVIVAL. The following provisions of this Agreement shall survive expiration or termination of this Agreement, together with all obligations accrued prior to such expiration or termination: Article 1,
Section 2.7, Section 2.8, Section 3.4, Section 3.5, Section 5.1, Section 6.3, any agreement reached pursuant to Section 6.4.2, this Section 7.4, Article 8,
Article 9, and Article 10.

8.     CONFIDENTIAL INFORMATION

       From time to time during the term of this Agreement, Chiron and CDC may provide to each other information concerning patents, patent applications, license agreements and other confidential or proprietary information related to this Agreement (the "Information"). Each party receiving the Information (the "Receiving Party") shall during the term of this Agreement and for a period of three years after termination hereof: (i) maintain the Information in confidence, (ii) not disclose the Information to any third party, other than employees, agents or consultants of the Receiving Party or its Affiliates or sublicensees who have a need to know the Information and who are bound by confidentiality obligations to the Receiving Party not less restrictive than those contained herein and (iii) not use the Information for any purpose not directly related to performance or otherwise authorized under this Agreement. The obligations of this Article 8 shall not apply to any Information which is or which becomes generally known to the public by publication or by means other than a breach of a duty by the Receiving Party; or which is otherwise known by the Receiving Party at the time of disclosure by the other party; or which otherwise becomes available to the Receiving Party from a third party not in breach of confidentiality obligations to the other party; or which is developed by the Receiving Party independent of any disclosure from the other party. The Receiving Party shall also be permitted to make disclosures of Information which are reasonably necessary in connection with a possible grant of a permitted sublicense by the Receiving Party or in due diligence related to a possible acquisition, merger, consolidation, substantial asset transfer, or similar transaction of the Receiving Party, provided that the recipient is bound to the Receiving Party by confidentiality obligations with respect to the Confidential Information no less restrictive than those set forth herein. Nothing herein shall prevent the Receiving Party from making such disclosures of Information as are reasonably required by law, regulation, or order of any court or governmental agency, provided that the Receiving Party has provided reasonable advance notice to allow the disclosing party the opportunity to seek a protective order or otherwise contest, prevent or limit such disclosure. Upon termination of this Agreement for any reason, the Receiving Party shall return, or at the option of the disclosing party, certify destruction of, all Information and copies thereof; provided that the Receiving Party may retain one copy thereof in its law department files solely for evidentiary and regulatory purposes.

9.     INDEMNIFICATION

       9.1 MUTUAL INDEMNITIES. Chiron shall indemnify, defend and hold harmless CDC and its Affiliates and their officers, directors, shareholders, employees, representatives and agents, against any claim, demand, loss, damage or injury, including reasonable attorneys' fees, arising from, relating to, or otherwise in respect of the manufacture, use or sale of Licensed Chiron Products, provided, however, that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of CDC or its Affiliates. CDC shall indemnify, defend and hold harmless Chiron and its Affiliates and their officers, directors, shareholders, employees, representatives and agents, against any claim, demand, loss, damage or injury, including reasonable attorneys' fees, arising from, relating to or otherwise in respect of the manufacture, use or sale of Licensed CDC Products, provided, however, that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of Chiron or its Affiliates.

       9.2 INDEMNIFICATION PROCEDURES. A party claiming indemnification pursuant to Section 9.1 (the "indemnified party") shall promptly notify the other party (the "indemnifying party") in writing upon becoming aware of any claim to which such indemnification may apply. Delay in providing such notice shall constitute a waiver of the indemnifying party's indemnity obligations hereunder if, and only if, the indemnifying party's ability to defend such claim is materially impaired thereby. The indemnifying party shall have the right to assume and control the defense of the claim at its own expense. If the right to assume and have sole control of the defense is exercised, the indemnified party shall have the right to participate in, but not to control, such defense at its own expense, and the indemnifying party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred by indemnified party after the assumption of the defense by indemnifying party. If the indemnifying party does not assume the defense of the claim, the indemnified party may defend the claim at the indemnifying party's expense. The indemnified party will not settle or compromise the claim without the prior written consent of indemnifying party, and the indemnifying party will not settle or compromise the claim in any manner which would have an adverse effect on the indemnified party without the consent of the indemnified party, which consent, in each case, will not be unreasonably withheld. The indemnified party shall reasonably cooperate with the indemnifying party and will make available to indemnifying party all pertinent information under the control of the indemnified party, all at the expense of the indemnifying party.

10.    ALTERNATIVE DISPUTE RESOLUTION

       10.1 The parties recognize that bona fide disputes as to certain matters may arise from time to time. In the event of the occurrence of such a dispute, either party may, by written notice to the other party, have such dispute referred to the respective Presidents of Chiron and CDC or their successors, for attempted resolution by good faith negotiations within 30 days after such notice is received. In the event that such designated officers are not able to resolve the referred dispute within the 30-day period, either party may invoke the provisions of Section 10.2.

       10.2 Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

              10.2.1 If a party intends to begin an ADR to resolve a dispute, that party shall provide written notice (the "ADR Request") to counsel for the other party informing the other party of its intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in
Section 7.2 as to which a party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

              10.2.2 Within 10 business days after the receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved. Within 20 business days following the receipt of the ADR Request a neutral shall be selected by the then-President of the Center for Public Resources ("CPR"), 680 Fifth Ave., New York, New York 10019. The neutral shall be an individual who shall preside in resolution of any disputes between the parties. The neutral selected shall be a member of the Judicial Panel of the CPR and shall not be an employee, director or shareholder of any party or of an Affiliate of any party and shall agree to comply with the time deadlines imposed by this Section 10.2 and such extension of times as the parties may agree upon. Any party shall have 10 business days from the date the neutral is selected to object in good faith to the selection of that person. If any party makes such an objection, the then-President of the CPR shall, as soon as possible thereafter, elect another neutral under the same conditions set forth above. This second selection shall be final.

              10.2.3 No later than 90 business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties and shall render the award as expeditiously thereafter as possible but in no event more than 60 days after the close of hearings, except in an extraordinary situation where such time limitation would deprive either party of procedural due process. In making the award the neutral shall rule on each disputed issue and shall adopt in whole or in part the proposed ruling of one of the parties on each disputed issue. Such ruling and award shall be in writing, and shall set forth the reasons therefor.

              10.2.4 The parties intend that discovery, although permitted as described below, will be limited except in exceptional circumstances, as determined by the neutral. The neutral shall permit limited discovery as necessary for an understanding of any legitimate issue raised in the ADR, including the production of documents. Each party shall be permitted but not required to take the deposition of not more than five persons, and each such deposition shall not exceed six hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issues, additional discovery as the neutral deems necessary may be ordered. At the hearing the parties may present testimony (either by live witness or deposition) and documentary evidence. The hearing shall be held at such place as is agreed upon by the parties or if they are unable to agree at a place designated by the neutral. Each party shall have the right to be represented by counsel. The neutral shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing. The neutral shall in rendering a decision, apply the substantive law of New York without giving effect to any rules or laws relating to arbitration, and shall attempt to resolve any dispute based upon the terms of this Agreement as written. The decision of the neutral shall be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any party to the ADR proceeding in connection with the conduct of such proceedings.

              10.2.5 At least 15 business days prior to the date set for the hearing, each party shall submit to the other party and the neutral a list of all documents on which the party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, the party intends to call at the hearing together with a brief summary of each witness' expected testimony. At least five business days prior to the hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved. The document containing the proposed rulings shall be limited to the proposed rulings, and shall contain no argument or analysis of the facts or issues, and shall be limited to not more than 50 pages. No more than five business days following the close of hearings, the parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. The post-hearing briefs shall not be more than 30 pages.

       10.3 The neutral shall determine the proportion in which the parties shall pay the costs and fees of the ADR. Unless otherwise determined by the neutral, each party shall pay its own costs (including, without limitation, attorneys' fees) and expenses in connection with such ADR.

       10.4 The ADR proceeding shall be confidential, and the neutral shall issue appropriate protective orders to safeguard each parties' Information. Except as required by law, no party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other party. The existence of any dispute submitted to ADR, and the award of the neutral, shall be kept in confidence by the parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

       10.5 Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof.

       10.6 Nothing in this Article 10 shall be deemed to preclude a party from bringing suit against the other party in a court of competent jurisdiction to enforce, or enjoin infringement of, such party's intellectual property rights.

11.    MISCELLANEOUS

       11.1 PROVISIONS CONTRARY TO LAW. In performing this Agreement, the parties shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be adjusted only to the extent necessary to bring it within the applicable law, provided that such adjustment shall be consistent with the intent of the parties, as evidenced by this Agreement as a whole.

       11.2 NOTICES. Any notice, report, demand or other communication required or permitted to be given under this Agreement shall be in writing in English, and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail with return receipt requested, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied or, if mailed, on the date shown on the return receipt, as follows (unless changed by notice so given):

              (i)    For Chiron:
                     Chiron Corporation
                     4560 Horton Street
                     Emeryville, California
                     U.S.A.
                     Telefax:  (510) 923-3177
                     Attn:  President
                     cc:  General Counsel
                     Telefax:  (510) 654-5360

              (ii)   For CDC:
                     Chiron Diagnostics Corporation
                     333 Coney Street
                     East Walpole, Massachusetts  02032-1597
                     Telefax:  (508) 660-8100
                     Attn:  President

              in each case, with a copy to Purchaser:

                     Bayer Corporation
                     Business Group Diagnostics
                     511 Benedict Avenue
                     Tarrytown, New York  10591-5097
                     Telefax:  (914) 524-3594
                     Attn:  Division Counsel

       11.3 FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations, other than an obligation to make payments to the other party hereunder, if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

       11.4 USE OF NAMES. Except as provided in the Stock Purchase Agreement and the other Ancillary Agreements, no party shall use the name of the other in any promotional communications or advertising, without the prior written consent of the party whose name is used.

       11.5   ASSIGNMENT

              11.5.1 Chiron may assign its rights as a licensee of any CDC Patent or CDC Know-How under this Agreement to any Affiliate of Chiron or any successor in interest to all or substantially all of that part of Chiron's business to which such CDC Patent or CDC Know-How relates; and Chiron may assign its rights as a licensor hereunder in whole or in part to any successor in interest to some or all of Licensed Chiron Patents or Chiron IVD Know-How, as applicable. CDC may assign its rights as a licensee of any Licensed Chiron Patent or Chiron IVD Know-How under this Agreement to any Affiliate of CDC or any successor in interest to all or substantially all of that part of CDC's business to which such Licensed Chiron Patent or Chiron IVD Know-How relates; and CDC may assign its rights as a licensor hereunder in whole or in part to any successor in interest to some or all of CDC Patents or the CDC Know-How, as applicable.

              11.5.2 Except as set forth in this Section 11.5, no party shall have the right or power to assign its rights and obligations under this Agreement without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of and be binding on the parties' permitted assigns and successors in interest. In the event of a transfer of any Licensed Chiron Patent, CDC Patent, CDC Know-How or Chiron IVD Know-How, the transferor shall make provisions for the continued enjoyment of the rights under such Licensed Chiron Patent, CDC Patent, CDC Know-How or Chiron IVD Know-How granted under this Agreement.

       11.6 NO THIRD-PARTY BENEFICIARIES. Except as set forth in Article 9, this Agreement is entered into solely for the benefit of the parties hereto and Purchaser, and the provisions of this Agreement shall be for the sole and exclusive benefit of such parties. Nothing herein contained will be deemed to create any third party beneficiaries or confer any benefit or rights on or to any person not a party hereto other than Purchaser, and no person not a party hereto shall be entitled to enforce any provisions hereof or exercise any rights hereunder or other than Purchaser.

       11.7 WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

       11.8 CHOICE OF LAW. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of New York.

       11.9 HEADINGS. The headings of the Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

       11.10 ENTIRE AGREEMENT. This Agreement, together with the Stock Purchase Agreement, the other Ancillary Agreements and any agreement executed and delivered by the parties hereto concurrently herewith and the Exhibits attached hereto, constitutes the entire agreement between Chiron and CDC with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement, the Stock Purchase Agreement and the other Ancillary Agreements supersede all prior agreements between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

       11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) written below.

CHIRON CORPORATION                        CHIRON DIAGNOSTICS
                                          CORPORATION

By:    /s/ JAMES R. SULAT                 By:    /s/ WILLIAM G. GREEN
   ---------------------------------          ---------------------------------

Name:  /s/ James R. Sulat                 Name:  /s/ William G. Green
     -------------------------------           --------------------------------

Title: /s/ Chief Financial Officer        Title: /s/ Assistant Secretary
      ------------------------------            -------------------------------

Date:  /s/ November 30, 1998              Date:  /s/ November 30, 1998
     -------------------------------           --------------------------------


Exhibits

A      Compensation to Chiron
       Attachment A-1: Summary of Adjustments to HCV Earned Royalties and Minimum Payments

B      [CONFIDENTIAL TREATMENT REQUESTED] Patent Applications

                                     Exhibit A
                               COMPENSATION TO CHIRON

1.     EARNED ROYALTY.  In consideration of the licenses granted pursuant to
Section 2.1, CDC agrees to pay earned royalties as a percentage of Net Sales of CDC HCV/HIV Probe Products, as follows:

              [CONFIDENTIAL TREATMENT REQUESTED]

       (a)  Earned Royalties shall be adjusted [CONFIDENTIAL TREATMENT
REQUESTED].

       (b) Earned Royalties shall be payable quarterly commencing with the first full or partial calendar quarter following the Effective Date, within sixty (60) days following the end of each calendar quarter, and shall be accompanied by a report pursuant to Section 3.4 of this Agreement.

2. MINIMUM ROYALTY. CDC agrees to pay Chiron a minimum patent royalty [CONFIDENTIAL TREATMENT REQUESTED] of CDC HCV/HIV Probe Products shipped which are directed to HCV ("Minimum Royalty"). Initially, such Minimum Royalties shall be as follows:

              [CONFIDENTIAL TREATMENT REQUESTED]

       (a) Minimum Royalties shall be determined on [CONFIDENTIAL TREATMENT REQUESTED], excluding those countries in which the Minimum Royalties are adjusted pursuant to Paragraph 2(b). Minimum Royalties in such countries shall be determined on a country by country, product by product basis. Minimum Royalties shall be adjusted, [CONFIDENTIAL TREATMENT REQUESTED].

       (b) At the request of Purchaser, the parties agree to meet and reasonably consider adjustment to the Minimum Royalty with respect to any CDC HCV/HIV Probe Product in any country in the event that action by a governmental pricing or reimbursement authority or other governmental agency results in a requirement that CDC sell such CDC HCV/HIV Probe Product at a price below [CONFIDENTIAL TREATMENT REQUESTED] for such product in such country, provided that no adjustment shall be made to the Minimum Royalty unless mutually agreed or determined pursuant to the last sentence of this Paragraph 3 (b). The parties intend that adjustments be made to cause the Minimum Royalty with respect to the affected CDC HCV/HIV Probe Product in the affected country to be consistent with the economic expectations of the parties hereunder to the greatest extent possible, and to bear a similar relationship to the mandated maximum pricing of the product as is borne by the Minimum Royalties specified in Paragraph 2. If the parties are unable to agree on an adjustment mechanism, the matter shall be submitted for resolution under Article 10, except that any arbitration shall be conducted in the same manner as is set forth in Section
6.4.3 (d).

       (c) Minimum Royalties shall be payable quarterly commencing with the first full or partial calendar quarter following the Effective Date, within sixty (60) days following the end of each calendar quarter, shall be accompanied by a report pursuant to Section 3.4, and shall be fully creditable against Earned Royalties payable pursuant to Paragraph 1 above for the same calendar quarter.

3. MOST FAVORED LICENSEE. In the event that Chiron grants any license to any third party under the Chiron HCV/HIV Patents for any Probe IVD Product pursuant to Section 2.1.3, Chiron agrees to give written notice to CDC of its intent to grant such license, without specifying the identity of the potential licensee, at least [CONFIDENTIAL TREATMENT REQUESTED] prior to the effective date of such license. Chiron further agrees to give written notice to CDC of the granting of any such additional license [CONFIDENTIAL TREATMENT REQUESTED] following the effective date thereof, which notice shall identify [CONFIDENTIAL TREATMENT REQUESTED].

       (a) In the event that Chiron grants [CONFIDENTIAL TREATMENT REQUESTED] pursuant to Section 2.1.3(a), and subject to paragraph 3(c), the [CONFIDENTIAL TREATMENT REQUESTED] hereunder with respect CDC HCV/HIV Probe Products directed to HCV shall [CONFIDENTIAL TREATMENT REQUESTED], and the [CONFIDENTIAL TREATMENT REQUESTED] with respect to CDC HCV/HIV Probe Products directed to HIV shall [CONFIDENTIAL TREATMENT REQUESTED], each on a product-by-product basis, without action by CDC, [CONFIDENTIAL TREATMENT REQUESTED]. With respect to CDC HCV/HIV Probe Products directed to HCV, in determining the [CONFIDENTIAL TREATMENT REQUESTED]. Such [CONFIDENTIAL TREATMENT REQUESTED] shall be effective prospectively from the later of the date of execution of the third party license or the date on which the third party earned royalties and minimum royalties become effective. The foregoing [CONFIDENTIAL TREATMENT REQUESTED] shall be made on a [CONFIDENTIAL TREATMENT REQUESTED] if [CONFIDENTIAL TREATMENT REQUESTED] third party license [CONFIDENTIAL TREATMENT REQUESTED] granted by Chiron are [CONFIDENTIAL TREATMENT REQUESTED]. Otherwise, Paragraph 3(b) shall apply.

       (b) In the event that Chiron elects to grant [CONFIDENTIAL TREATMENT REQUESTED] with respect to HCV or HIV pursuant to Section 2.1.3(b), the following provisions shall apply in lieu of Paragraph 3(a) with respect to such [CONFIDENTIAL TREATMENT REQUESTED]. Subject to Paragraph 3(c), the [CONFIDENTIAL TREATMENT REQUESTED] hereunder with respect to CDC HCV/HIV Probe Products directed to HCV and sold [CONFIDENTIAL TREATMENT REQUESTED] shall [CONFIDENTIAL TREATMENT REQUESTED], and the [CONFIDENTIAL TREATMENT REQUESTED] with respect to CDC HCV/HIV Probe Products directed to HIV and sold [CONFIDENTIAL TREATMENT REQUESTED] shall be [CONFIDENTIAL TREATMENT REQUESTED], each on a product by product basis, without action by CDC, to [CONFIDENTIAL TREATMENT REQUESTED].

       (c) In no event shall [CONFIDENTIAL TREATMENT REQUESTED] made pursuant to Paragraph 3(a) or 3(b) result in [CONFIDENTIAL TREATMENT REQUESTED]. For the avoidance of doubt, Attachment A-1 describes the application of Paragraphs 3(a),
(b) and (c) in various licensing situations.

       (d) [CONFIDENTIAL TREATMENT REQUESTED] as specified in Paragraph 3(a) or 3(b) will be made only if the patent portfolio licensed to the third party with respect to HCV does not contain any patents or patent applications which are owned by Chiron, or licensed to Chiron with right to sublicense, and which are not Chiron HCV/HIV Patents. If additional HCV patents or patent applications are offered to the third party, either (i) Chiron will offer to include such patents or patent applications within the Chiron HCV/HIV Patents on the terms set forth in this Agreement [CONFIDENTIAL TREATMENT REQUESTED], or
(ii) [CONFIDENTIAL TREATMENT REQUESTED] specified in Paragraph 3(a) or 3(b) will not be made.

       (e) In addition, if [CONFIDENTIAL TREATMENT REQUESTED] the third party referenced in Paragraph 3(a), taken as a whole, are more favorable to the licensee than the corresponding terms of this Agreement, CDC shall have the right to substitute, on a prospective basis, all, but not less than all, of such terms for the corresponding terms of this Agreement, by giving written notice to Chiron within thirty (30) days following receiving notice of such license terms. Such substituted terms shall become effective upon Chiron's receipt of the written notice from CDC accepting such terms.

       (f) CDC shall remain liable hereunder for all amounts payable to Chiron under the original terms of this Agreement with respect to all product sales prior to the effective date of [CONFIDENTIAL TREATMENT REQUESTED] terms pursuant to Paragraph 2 (b) or Paragraph 3 (a), (b) or (d) above.

4. SINGLE ROYALTY PER PRODUCT. Only one Earned Royalty and Minimum Royalty shall be due with respect to a sale of any CDC HCV/HIV Probe Product, irrespective of the number of patents or Valid Claims in the Licensed Chiron Patents covering such product, and such Earned Royalty and Minimum Royalty shall be those applicable to HCV if such product is covered by Valid Claim in the Licensed Chiron Patents directed to both HCV and HIV.

                                   Attachment A-1

Application of Adjustments to HCV and HIV Earned Royalties and Minimum Royalties

[CONFIDENTIAL TREATMENT REQUESTED]

EXAMPLE OF HCV ROYALTY CALCULATION

[CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT B

                       [CONFIDENTIAL TREATMENT REQUESTED]